  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 1, 1997

                                                      REGISTRATION NO. 33-47245
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                      POST-EFFECTIVE AMENDMENT NO. 5
                                   FORM S-1
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                               ---------------

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ---------------

               NEW YORK                                 6311
    (STATE OR OTHER JURISDICTION OF         (PRIMARY STANDARD INDUSTRIAL
    INCORPORATION OR ORGANIZATION)           CLASSIFICATION CODE NUMBER)
                                  36-2608394
                    (I.R.S. EMPLOYER IDENTIFICATION NUMBER)

                               ---------------

                                 P.O. BOX 9095
                         FARMINGVILLE, NEW YORK 11738
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICE)

                               ---------------

                          MICHAEL J. VELOTTA, ESQUIRE
                 VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                                 P.O. BOX 9095
                         FARMINGVILLE, NEW YORK 11738

                               516/451-5170
               (NAME AND COMPLETE ADDRESS OF AGENT FOR SERVICE)

                                  COPIES TO:
      GREGOR B. MCCURDY, ESQUIRE            CHRISTINE A. EDWARDS, ESQUIRE
       ROUTIER AND JOHNSON, P.C.              DEAN WITTER REYNOLDS INC.
          1700 K STREET N.W.                   TWO WORLD TRADE CENTER
              SUITE 1003                        NEW YORK, N.Y. 10048
        WASHINGTON, D.C. 20006

                               ---------------

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box, [X].
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registeration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                         PROPOSED       PROPOSED
                                                         MAXIMUM        MAXIMUM         AMOUNT
            TITLE OF EACH                  AMOUNT        OFFERING      AGGREGATE          OF
         CLASS OF SECURITIES               TO BE          PRICE         OFFERING     REGISTRATION
          TO BE REGISTERED               REGISTERED      PER UNIT        PRICE           FEE
-------------------------------------------------------------------------------------------------
Deferred Annuity Contracts and
 Participating Interests therein.....        *              *              *              *
-------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------

*A maximum aggregate offering price of $15,320,000 has previously been registered. No additional amount of securities is being registered by this post-effective amendment to the registration statement.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                                 P.O. BOX 9095
                         FARMINGVILLE, NEW YORK 11738
                                (516) 451-5170

                     INDIVIDUAL DEFERRED ANNUITY CONTRACTS

                                DISTRIBUTED BY

                           DEAN WITTER REYNOLDS INC.
                            TWO WORLD TRADE CENTER
                           NEW YORK, NEW YORK 10048

                               ---------------

  This Prospectus describes the individual Single Premium Deferred Annuity Contract ("Contract") offered by Allstate Life Insurance Company of New York ("Company"), an indirect wholly owned subsidiary of Allstate Insurance Company. Dean Witter Reynolds Inc. ("Dean Witter") is the principal underwriter and distributor of the Contract.

  The Contract is designed to aid you in your choice of short-term, mid-term or long-term financial planning and can be used for retirement planning regardless of whether the plan qualifies for special federal income tax treatment. A minimum Purchase Payment of $4,000 must be presented at the time of application for a Contract ($1,000 for a Qualified Contract). Presently, the Company will accept a Purchase Payment of $1,000 for all Contracts, but reserves the right to increase this amount to no more than $4,000.

  Partial withdrawals & surrenders under the Contract may be subject to a Market Value Adjustment. Therefore, the Owner bears some investment risk under the Contract.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION OR  ANY  STATE  SECURITIES  COMMISSION,  NOR HAS  THE
   SECURITIES AND  EXCHANGE COMMISSION  OR ANY STATE  SECURITIES COMMISSION
    PASSED  UPON  THE  ACCURACY  OR   ADEQUACY  OF  THIS  PROSPECTUS.  ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

   PLEASE READ THIS PROSPECTUS CAREFULLY AND RETAIN IT FOR FUTURE REFERENCE.

                THE DATE OF THIS PROSPECTUS IS MAY 1, 1997

  The Contracts are available only in New York.

  At least once each Contract Year, the Company will send the Owner an annual statement that contains certain information pertinent to the individual Owner's Contract. The annual statement details values and specific Contract data that applies to each particular Contract. The annual statement does not contain financial statements of the Company, although the Company's financial statements are on page F-1 of this prospectus. Our Company files annual and quarterly reports and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room in Washington, D.C. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC Internet site http://www.sec.gov.).

  THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION IN WHICH SUCH OFFERING MAY NOT LAWFULLY BE MADE. NO DEALER, SALESMAN, OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
GLOSSARY...............................   3
INTRODUCTION...........................   5
THE CONTRACT...........................   6
  Purchase of the Contract.............   6
THE ACCUMULATION PHASE.................   7
  The Accumulation Phase Defined.......   7
  Initial and Subsequent Guarantee
   Periods.............................   7
  Interest Credited....................   7
  Example of Interest Crediting During
   the Guarantee Period................   8
  Partial Withdrawals and Surrenders...   9
  Withdrawal Charge....................   9
  Market Value Adjustment..............   9
  Withdrawals at the End of a Guarantee
   Period..............................  10
  Taxes................................  10
  Payment Upon Partial Withdrawal or
   Surrender...........................  10
  Death Benefits.......................  10
THE PAYOUT PHASE.......................  11
  Income Plans.........................  11
  Payout Terms.........................  12
AMENDMENT OF THE CONTRACT..............  13
DISTRIBUTION OF THE CONTRACT...........  13
CUSTOMER INQUIRIES.....................  13

                                         PAGE
                                         ----
FEDERAL TAX MATTERS....................   13
  Introduction.........................   13
  Taxation of the Company..............   13
  Taxation of Annuities in General.....   13
  Qualified Plans......................   15
THE COMPANY............................   16
  Business.............................   16
  Investments by the Company...........   17
SELECTED FINANCIAL DATA................   19
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations............................   20
  General..............................   20
  Results of Operations................   20
  Financial Position...................   21
  Liquidity and Capital Resources......   23
COMPETITION............................   24
EMPLOYEES..............................   24
PROPERTIES.............................   24
STATE AND FEDERAL REGULATION...........   24
EXECUTIVE OFFICERS AND DIRECTORS.......   25
EXECUTIVE COMPENSATION.................   27
LEGAL PROCEEDINGS......................   28
EXPERTS................................   28
LEGAL MATTERS..........................   28
FINANCIAL STATEMENTS...................  F-1
APPENDIX A.............................  A-1

                                    GLOSSARY
  Accumulation Phase--The Accumulation Phase is the first of two phases in the life of the Contract. The Accumulation Phase begins on the Issue Date. The Ac-cumulation Phase will continue until the Payout Start Date unless the Contract is terminated before that date.

  Account Value--The Account Value is the Purchase Payment accumulated with credited interest. Any withdrawals will affect the Account Value.

  Age--Age on last birthday.

  Annuitant--The person designated in the Contract, whose life determines the duration of Income Payments involving life contingencies. Includes any Joint Annuitant.

  Beneficiary--The person(s) designated in the Contract who, during the Accumu-lation Phase, after the death of all Owners, may elect to receive the Death Benefit or continue the Contract as described in the "Death Benefits" section. If the sole surviving Owner dies after the Payout Start Date, the Beneficiary will receive any guaranteed Income Payments scheduled to continue.

  Company--The issuer of the Contract, Allstate Life Insurance Company of New York, which is an indirect wholly owned subsidiary of Allstate Insurance Com-pany ("Allstate"). Allstate is a wholly owned subsidiary of The Allstate Corpo-ration.

  Contract--The Allstate Life Insurance Company of New York single premium de-ferred annuity contract, known as the "Custom Annuity", that is described in this Prospectus.

  Date of Death--The date that an Owner and/or last surviving Annuitant dies.

  Death Benefit--The Death Benefit is the greater of: (1) the Account Value or
(2) the Settlement Value.

  Due Proof of Death--one of the following:

   (a) A certified copy of a death certificate.

   (b) A certified copy of a decree of a court of competent jurisdiction as to the finding of death.

   (c) Any other proof satisfactory to the Company.

  Guarantee Period--The period for which a particular declared effective annual interest rate is guaranteed.

  Income Payments--A series of periodic payments made by the Company to the Owner during the Payout Phase of the Contract.

  Issue Date--The date the Contract becomes effective.

  Joint Annuitant--The person, along with the Annuitant, whose life determines the duration of Income Payments under a joint and last survivor annuity.

  Market Value Adjustment--The Market Value Adjustment is the adjustment made to the money distributed prior to the end of a Guarantee Period to reflect the impact of changes in interest rates between the time money was allocated to the Guarantee Period and the time of distribution.

  Non-Qualified Contracts--Contracts that do not qualify for special federal tax treatment.

  Owner--The person(s) designated as the Owner(s) in the Contract. The Owner will receive the Death Benefit upon the death of the last surviving Annuitant, who is not also an Owner.

  Payout Phase--The Payout Phase is the second of the two phases in the life of the Contract. It begins on the Payout Start Date.

  Payout Start Date--The date Income Payments are to begin under the Contract.

  Preferred Withdrawal Amount--A portion of the Account Value which may be an-nually withdrawn without incurring a Withdrawal Charge or a Market Value Ad-justment.

  Purchase Payment--The premium paid by the Owner to the Company.

  Qualified Contracts--Contracts issued under plans that qualify for special federal tax treatment.

  Settlement Value--The Settlement Value is the Account Value adjusted by any applicable Market Value Adjustment less any applicable Withdrawal Charges and premium tax.

  Surrender--Termination of the Contract.

  Systematic Withdrawals--Periodic partial withdrawals of $100 or more may be deposited in the Owner's bank account or Dean Witter Active Assets(TM) Account. Systematic Withdrawals are available monthly, quarterly, semi-annually and annually.

  Withdrawal Charge--The charge that will be assessed by the Company on full or partial withdrawals in excess of the Preferred Withdrawal Amount.

INTRODUCTION

-------------------------------------------------------------------------------

1. WHAT IS THE PURPOSE OF THE CONTRACT?

  The Contract described in this Prospectus provides a cash withdrawal benefit and a Death Benefit during the Accumulation Phase and periodic Income Payments beginning on the Payout Start Date during the Payout Phase. (See "Partial Withdrawals and Surrenders," pg. 9, "Death Benefits," pg. 10, and "The Payout Phase," pg. 11.)

  The cash withdrawal benefit may be subject to a Market Value Adjustment. As such, the Owner bears some investment risk under the Contract. (See, "Market Value Adjustment," pg. 9.)

2. HOW DO I PURCHASE A CONTRACT?

  You may purchase the Contract from Dean Witter, the Company's sales representative. The Purchase Payment must be at least $4,000 ($1,000 for a Qualified Contract). Presently, the Company will accept a Purchase Payment of $1,000 for all Contracts, but reserves the right to increase this amount to no more than $4,000.

  At the time of purchase, you will select a Guarantee Period in which to allocate your Purchase Payment. Guarantee Periods, which are offered at the discretion of the Company, may range from one to ten years. (See, "Purchase of the Contract," pg. 6.)

3. WHAT IS A GUARANTEE PERIOD AND WHAT HAPPENS AT THE END OF IT?

  Interest is credited at an effective annual rate declared by the Company for the Guarantee Period.

  You will have two options at the end of a Guarantee Period: you may either withdraw your entire Account Value free of a Withdrawal Charge and a Market Value Adjustment or you may select a renewal Guarantee Period. If you do not choose either option within 10 calendar days after the end of a Guarantee Period, the Company will establish a one-year renewal Guarantee Period for you. At the end of any future Guarantee Period you may withdraw your Account Value or select a renewal Guarantee Period. (See, "Initial and Subsequent

Guarantee Periods," pg. 7.)

4. IS THERE A FREE-LOOK PROVISION?

  The Owner may cancel the Contract anytime within 10 days after the receipt of the Contract and receive a full refund of the Purchase Payment.

5. DOES THE CONTRACT HAVE CHARGES OR DEDUCTIONS?

  There are no front-end charges under the Contract. A Withdrawal Charge will be applied to a partial withdrawal or full surrender during the initial Guarantee Period. Withdrawal Charges will be the lesser of:

   (a) one-half the interest crediting rate for the Guarantee Period multiplied by the amount withdrawn in excess of the Preferred Withdrawal Amount; or

   (b) interest earned on the amount withdrawn.

  The Withdrawal Charge will not exceed 10%, reduced by 1% for every year the Contract is in force, multiplied by the sum of: (1) the amount withdrawn; and
(2) the Market Value Adjustment.

  No Withdrawal Charge will be applied to a withdrawal following the end of the initial Guarantee Period.

  If money is withdrawn from the Contract prior to the end of an initial or a renewal Guarantee Period, a Market Value Adjustment will be applied to the money distributed in excess of the Preferred

Withdrawal Amount. The Market Value Adjustment may be positive or negative. (See "Withdrawal Charge," pg. 9, and "Market Value Adjustment," pg. 9.)

  Money may be withdrawn from a Contract during the 10 calendar days after the end of a Guarantee Period without being subject to a Market Value Adjustment. If a surrender request is received by the Company at its home office within 10 calendar days after the end of a Guarantee Period, the Account Value as of the end of that Guarantee Period will be paid.

6. CAN I GET MY MONEY IF I NEED IT?

  All or part of the Account Value can be withdrawn before the earliest of the Payout Start Date, the death of the Owner, or the death of the Annuitant. Withdrawal Charges, taxes, and a Market Value Adjustment may be applied to the partial withdrawal or surrender. (See, "Partial Withdrawals and Surrenders," pg. 9, and "Taxation of Annuities in General," pg. 14.) Withdrawal restrictions may apply to Qualified Contracts as well as Non-Qualified Contracts. (See, "Qualified Plans," pg. 15.)

  THE COMPANY GUARANTEES THAT IF YOU SURRENDER THE CONTRACT, YOU WILL RECEIVE AN AMOUNT AT LEAST EQUAL TO THE PURCHASE PAYMENT LESS ANY PRIOR PARTIAL WITHDRAWALS.

7. DOES THE CONTRACT HAVE A GUARANTEED DEATH BENEFIT?

  Prior to the Payout Start Date, the Contract offers a Death Benefit upon the death of any Owner or last surviving Annuitant, whichever occurs first. The Death Benefit is the greater of the Account Value or the Settlement Value as of the receipt of a complete request for payment of the

Death Benefit. (See, "Death Benefits," pg. 10.)

  Death Benefits after the Payout Start Date depend on the income plan chosen.

8. WHAT HAPPENS IN THE PAYOUT PHASE OF THE CONTRACT?

  During this phase, the Account Value less premium tax and any other applicable tax is applied to the income plan you choose and monies are paid to you on a scheduled basis as provided in that plan. The Payout Phase begins on the Payout Start Date. It continues until the Company makes the last payment as provided by the income plan chosen. (See, "The Payout Phase," pg. 11.)

THE CONTRACT

-------------------------------------------------------------------------------

PURCHASE OF THE CONTRACT

  The Contract may be purchased through sales representatives of Dean Witter, the principal underwriter of the Contract. The Company will apply the Purchase Payment to the Contract within seven days of the receipt of the Purchase Payment and required issuing information.

  The Purchase Payment must be at least $4,000 ($1,000 for a Qualified Contract). Presently, the Company will accept a Purchase Payment of $1,000 for all Contracts, but reserves the right to increase this amount to no more than $4,000. Additional Purchase Payments to an existing Contract are not allowed.

  The Contract described in this Prospectus is made up of two phases -- the Accumulation Phase and the Payout Phase.

THE ACCUMULATION PHASE

--------------------------------------------------------------------------------

THE ACCUMULATION PHASE DEFINED

  The Accumulation Phase begins on the Issue Date stated on the Annuity Data Page and continues until the Payout Start Date. During this phase, cash withdrawal benefits and a Death Benefit are available. No deductions are made by the Company from the Purchase Payment. Therefore, the full amount of the Purchase Payment is invested and accumulates interest beginning on the Issue Date. At least once every year, the Company will send the Owner a statement containing Account Value information.

INITIAL AND SUBSEQUENT GUARANTEE PERIODS

  The Owner will be required to designate a Guarantee Period, from the Guarantee Periods which are offered at the Company's discretion, in which to allocate the Purchase Payment. Guarantee Periods may range from one to ten years.

  A notice will be mailed 35 calendar days prior to the end of a Guarantee Period reminding you of the event. If the Company has not had any instructions from the Owner within 10 calendar days after the end of the Guarantee Period, a one-year renewal Guarantee Period will be established.

INTEREST CREDITED

  Interest will be credited daily based on the effective annual interest rate declared by the Company at that time for that particular Guarantee Period. "Effective annual rate" means the yield earned when interest credited at the underlying daily rate has compounded for a full year. Effective annual interest rates will be declared periodically for each initial and renewal Guarantee Period then being offered. The declared rates will be greater than or equal to the minimum guaranteed interest rate under the Contract. The "minimum guaranteed interest rate under the Contract" is a rate of interest specified in the Contract that is guaranteed for the life of the Contract.

  The Company has no specific formula for determining the rate of interest that it will declare initially or in the future. Such interest rates will be reflective of investment returns available at the time of the determination. In addition, the management of the Company may also consider various other factors in determining interest rates, including regulatory and tax requirements, sales commissions and administrative expenses borne by the Company, general economic trends and competitive factors.

  THE MANAGEMENT OF THE COMPANY WILL MAKE THE FINAL DETERMINATION AS TO THE INTEREST RATES TO BE DECLARED. THE COMPANY CAN NEITHER PREDICT NOR GUARANTEE FUTURE INTEREST RATES.

  The following illustration is an example of how interest will be credited to the funds during your Guarantee Period.

  NOTE: The following illustration assumes no withdrawals of any amount during the entire five year period. A Market Value Adjustment and Withdrawal Charge would apply to any such interim withdrawal in excess of the Preferred Withdrawal Amount. The hypothetical interest rate is for illustrative purposes only and is not intended to predict future interest rates to be declared under the Contract. Actual interest rates declared for any given Guarantee Period may be more or less than those shown.

           EXAMPLE OF INTEREST CREDITING DURING THE GUARANTEE PERIOD

Purchase Payment:................................................... $10,000.00
Guarantee Period: ..................................................    5 years
Effective Annual Rate: .............................................       4.50%

                             END OF CONTRACT YEAR:
--------------------------------------------------------------------------------

                           YEAR 1     YEAR 2     YEAR 3     YEAR 4     YEAR 5
                         ---------- ---------- ---------- ---------- ----------
Beginning Account Value  $10,000.00
 X (1 + Effective Annual
  Rate)                       1.045
                         ----------
                          10,450.00
                         ----------
Account Value at end of
 Contract                            10,450.00
 year 1 X (1 + Effective                 1.045
  Annual Rate)
                                    ----------
                                     10,920.25
                                    ----------
Account Value at end of
 Contract                                       10,920.25
 year 2 X (1 + Effective                            1.045
  Annual Rate)
                                               ----------
                                                11,411.66
                                               ----------
Account Value at end of
 Contract                                                  11,411.66
 year 3 X (1 + Effective                                       1.045
  Annual Rate)
                                                          ----------
                                                           11,925.19
                                                          ----------
Account Value at end of
 Contract                                                             11,925.19
 year 4 X (1 + Effective                                                  1.045
  Annual Rate)
                                                                     ----------
                                                                      12,461.82
                                                                     ----------

Total Interest Credited in Guarantee Period: $2,461.82 ($12,461.82 - $10,000)

PARTIAL WITHDRAWALS AND SURRENDERS

  You have the right to make a partial withdrawal or full surrender at any time during the Accumulation Phase. A Preferred Withdrawal Amount free of Withdrawal Charges and Market Value Adjustments will be available in each year. The Preferred Withdrawal Amount is 10% of the amount of the Purchase Payment or funds allocated to a Guarantee Period. Any Preferred Withdrawal Amount not withdrawn in a year may not be carried over to increase the Preferred Withdrawal Amount in a subsequent Contract year. Amounts withdrawn from the Account Value in excess of the Preferred Withdrawal Amount will be adjusted by any applicable Withdrawal Charge, Market Value Adjustment, and taxes.

  The minimum partial withdrawal is $100.00. If a partial withdrawal reduces the Account Value of the Contract to less than $1,000, the Company will treat the request as a withdrawal of the entire Account Value and the Contract will terminate.

  Partial withdrawals may also be taken automatically through Systematic Withdrawals. The Systematic Withdrawal program is not available for Qualified Contracts issued pursuant to a Dean Witter Custodial Account.

  Withdrawals and surrenders may be subject to income tax and a 10% tax penalty. The tax and penalty are explained in "Federal Tax Matters" on page 13. Subject to state approval, both the Withdrawal Charge and Market Value Adjustment will be waived on withdrawals taken to satisfy IRS required distribution rules for this Contract.

WITHDRAWAL CHARGE

  A Withdrawal Charge will be applied to a full surrender or partial withdrawal in excess of the Preferred Withdrawal Amount made prior to the end of the initial Guarantee Period and will be deducted from the amount distributed.

  Withdrawal Charges will be the lesser of:

   a. one-half the interest crediting rate for the Guarantee Period multiplied by the amount withdrawn in excess of the Preferred Withdrawal Amount; or

   b. interest earned on the amount withdrawn.

  The Withdrawal Charge will not exceed 10%, reduced by 1% for every year the Contract is in force, multiplied by the sum of: (1) the amount withdrawn; and
(2) the Market Value Adjustment.

  No Withdrawal Charge will be applied to a withdrawal following the end of the initial Guarantee Period.

MARKET VALUE ADJUSTMENT

  The amount payable on a partial withdrawal or full surrender made prior to the end of any Guarantee Period may be adjusted up or down, or not at all, by the application of the Market Value Adjustment. The Market Value Adjustment factor is applied to the amount withdrawn in excess of the Preferred Withdrawal Amount. The Market Value Adjustment will reflect the relationship between the current effective annual interest rate for the duration remaining in the Guarantee Period at the time of the request for withdrawal or surrender, and the effective annual interest rate guaranteed for that Guarantee Period.

  Generally, if the effective annual interest rate for the Guarantee Period is lower than the applicable current effective annual interest rate (interest rate for a duration equal to the time remaining in the Guarantee Period), then the Market Value Adjustment will result in a lower payment upon surrender. Similarly, if the effective annual interest rate for the Guarantee Period is higher than the applicable current effective annual interest rate, then the Market Value Adjustment will result in a higher payment upon surrender.

  For example, the Owner purchases a Contract and selects a Guarantee Period of five years, and the Company's effective annual rate for that duration is 4.50%. Assume that at the end of 3 years, the Owner makes a partial withdrawal. If the current interest rate for a 2-year Guarantee Period is 4.80%, then the Market Value Adjustment will be negative, resulting in a decrease in the amount payable to the Owner upon the partial withdrawal. If the current interest rate for a 2-year Guarantee Period is 4.20%, then the Market Value Adjustment will be positive, which will result in an increase in the amount payable to the Owner upon the partial withdrawal.

  Since current interest rates are based, in part, upon investment yields available at the time, the effect of the Market Value Adjustment will be closely related to the levels of such yields. It is theoretically possible, therefore, that, should such yields increase significantly from the time the Purchase Payment was made, coupled with the application of the Withdrawal Charge, the amount received by the Owner upon full surrender of the Contract would be less than the Purchase Payment plus interest at the minimum guaranteed interest rate under the Contract. HOWEVER, THE COMPANY GUARANTEES THAT THE AMOUNT RECEIVED UPON SURRENDER WILL BE AT LEAST EQUAL TO THE PURCHASE PAYMENT LESS ANY PRIOR PARTIAL WITHDRAWALS. The renewal of any individual Sub-Account(s) within the entire Contract does not in any way change the return of Purchase Payment guarantee provided by this Contract. Upon Sub-Account renewal the return of Purchase Payment guarantee will not be adjusted to include any accrual interest, but will continue to apply to the Purchase Payment.

  The formula for calculating the Market Value Adjustment is set forth in Appendix A to this Prospectus, which also contains additional illustrations of the application of the Market Value Adjustment.

WITHDRAWALS AT THE END OF A GUARANTEE PERIOD

  During the first 10 days of a renewal Guarantee Period, any amount withdrawn will not incur a Market Value Adjustment, nor will it reflect any interest earned during this 10-day period.

TAXES

  A premium tax deduction will be made, if provided under applicable law, on full surrender, or upon annuitization of the Contract. Any other applicable taxes will be deducted as well. Currently, no deductions are made because New York does not charge premium taxes on annuities.

PAYMENT UPON PARTIAL WITHDRAWAL OR SURRENDER

  The Company may defer payment of any partial withdrawal or Surrender for a period not exceeding six months from the date of the receipt of the request.

DEATH BENEFITS

  If any Owner or last surviving Annuitant dies prior to the Payout Start Date, a Death Benefit may be paid.

  If an Owner dies (first Owner's death) prior to the Payout Start Date, the new Owner (any surviving Joint Owner(s), or if none, the Beneficiary) may elect, within 180 days of the Date of Death, to receive the Death Benefit in a lump sum or to apply the Death Benefit to an income plan. Payments from the income plan must begin within one year of the Date of Death and must be over the life of the new Owner, or a period not to exceed the life expectancy of the new Owner.

  If no election is made within 180 days of the Date of Death, the new Owner may elect to receive the Settlement Value payable in a lump sum within five years of the Date of Death. Any remaining Settlement Value will be distributed at the end of the five-year period. An Annuitant is necessary to continue the Contract between the date of the Owner's death and the final distribution. If there is no Annuitant at that time, the new Annuitant will be the youngest new Owner.

  If the new Owner is the surviving spouse of the deceased Owner, then the spouse may continue the Contract in the Accumulation Phase as if the death had not occurred. If there is no Annuitant at that time, the new Annuitant will be the surviving spouse. The surviving spouse may also select one of the options listed above.

  If the new Owner is a non-natural person (other than a grantor trust), then the Owner must receive a lump sum payment, and the options listed above are not available. If the Company receives Due Proof of Death within 180 days of the date of death, a Death Benefit will be paid. Otherwise, a Settlement Value will be paid.

  If the last surviving Annuitant, not also an Owner, dies prior to the Payout Start Date, then in most cases and subject to state approval, the Owner has the following three options:

  continue the Contract as if the death had not occurred. The new Annuitant will be the youngest Owner unless the Owner names a different Annuitant; or

  receive the Death Benefit in a lump sum. The Death Benefit is equal to the greater of the Account Value or the Cash Surrender Value; or apply the Death Benefit to an Income Plan.

  This section is intended to comply with Internal Revenue Code Section 72(s), pertaining to required distributions upon death.

THE PAYOUT PHASE

-------------------------------------------------------------------------------

  The Payout Phase is the second of the two phases in the Contract. The Payout Phase begins on the Payout Start Date and continues until the Company makes the last payment as provided by the income plan.

  Unless the Owner notifies the Company in writing, the Payout Start Date will be the later of the Annuitant's 85th birthday or the 10th anniversary date of the Contract.

  The Owner may change the Payout Start Date at any time by notifying the Company in writing of the change at least 30 days before the current Payout Start Date. The Payout Start Date must be no later than the oldest Annuitant's 85th birthday or the 10th anniversary date of the Contract, if later. The Owner of a Qualified Contract may be limited by the plan under which the Contract is issued with regard to a Payout Start Date after age 70 1/2.

INCOME PLANS

  The Owner may elect an income plan which distributes Income Payments on a scheduled basis. Up to 30 days before the Payout Start Date, the Owner may change the income plan or request any other form of income plan agreeable to both the Company and the Owner. If the Company does not receive a written choice from the Owner, the income plan will be life income with 120 monthly payments guaranteed. If an income plan is chosen which depends on the Annuitant or Joint Annuitant's life, proof of age will be required before Income Payments begin. If the sole surviving Owner dies after the Payout Start Date, the Beneficiary will receive any guaranteed Income Payments scheduled to continue under the income plan in effect.

  The Account Value on the Payout Start Date, less any applicable tax, will be applied to the income plan selected by the Owner. The income plans include:

  INCOME PLAN 1--Life Income with Guaranteed Payments

  Payments will be made to the Owner for as long as the Annuitant lives. If the Annuitant dies before all the guaranteed payments have been made, the remainder of the guaranteed payments will be paid to the Owner.

  INCOME PLAN 2--Joint and Survivor Life Income with Guaranteed Payments

  Payments beginning on the Payout Start Date will be made to the Owner for as long as either the Annuitant or Joint Annuitant is living. If both the Annuitant and Joint Annuitant die before all guaranteed payments have been made, the remainder of the guaranteed payments will be made to the Owner.

  INCOME PLAN 3--Guaranteed Payments for a Specified Period

  Payments beginning on the Payout Start Date will be made to the Owner for a specified period. Payments under this option do not depend on the continuation of the Annuitant's life. The number of guaranteed months may be 60 to 360 months.

  At the Company's discretion, other income plans may be available.

PAYOUT TERMS

  The Contract, described in this Prospectus, contains life annuity tables that provide for different benefit payments to men and women of the same age. Nevertheless, in accordance with the U.S. Supreme Court's decision in Arizona Governing Committee v. Norris, in certain employment-related situations, annuity tables that do not vary on the basis of sex may be used. Accordingly, if the Contract is to be used in connection with an employment-related retirement or benefit plan, consideration should be given, in consultation with legal counsel, to the impact of Norris on any such plan before making any contributions under this Contract.

  The duration of the income plan will generally affect the dollar amounts of each Income Payment. For example, if an income plan guaranteed for life is chosen, the Income Payments may be greater or less than Income Payments under an income plan for a specified period depending on the life expectancy of the Annuitant.

  After the Account Value has been applied to an income plan on the Payout Start Date, the income plan cannot be changed and no withdrawals can be made. The Company may require proof that the Annuitant or Joint Annuitant is still alive before the Company makes each payment that depends on the annuitant's life.

  If any Owner dies during the Payout Phase, Income Payments will continue as scheduled, in accordance with the income plan in effect.

  If the Account Value to be applied to an income plan is less than $2,000, or if the monthly Income Payments determined under the income plan are less than $20, the Company may pay the Account Value in a lump sum or change the payment frequency to an interval which results in Income Payments of at least $20.

AMENDMENT OF THE CONTRACT

--------------------------------------------------------------------------------

  The Company reserves the right to amend the Contract to meet the requirements of applicable federal or State of New York laws or regulations. The Company will notify the Owner of any such amendments.

DISTRIBUTION OF THE CONTRACT

--------------------------------------------------------------------------------

  The Contract will be distributed exclusively by Dean Witter which serves as the principal underwriter of the Contract under a General Agents' Agreement with the Company.

  Dean Witter Reynolds Inc. ("Dean Witter") is the principal underwriter of the Contract. Dean Witter is located at Two World Trade Center, New York, New York, 10048. Dean Witter is a member of the New York Stock Exchange and the National Association of Securities Dealers, Inc.

  The Company may pay up to a maximum sales commission of 8% both upon sale of the Contract and upon renewal of a Guarantee Period.

  The General Agents' Agreement between the Company and Dean Witter provides that the Company will indemnify Dean Witter for certain damages that may be caused by actions, statements or omissions by the Company.

CUSTOMER INQUIRIES

--------------------------------------------------------------------------------

  The Owner or any persons interested in the Contract may make inquiries regarding the Contract by calling or writing their Dean Witter Account Executive.

FEDERAL TAX MATTERS

--------------------------------------------------------------------------------

INTRODUCTION

  THE FOLLOWING DISCUSSION IS GENERAL AND IS NOT INTENDED AS TAX ADVICE. THE COMPANY MAKES NO GUARANTEE REGARDING THE TAX TREATMENT OF ANY CONTRACT OR TRANSACTION INVOLVING A CONTRACT. Federal, state, local and other tax conse-quences of ownership or receipt of distributions under an annuity contract de-pend on the individual circumstances of each person. If you are concerned about any tax consequences with regard to your individual circumstances, you should consult a competent tax adviser.

TAXATION OF THE COMPANY

  The Company is taxed as a life insurance company under Part I of Subchapter L of the Internal Revenue Code. The following discussion assumes that the Company is taxed as a life insurance company under Part I of Subchapter L.

TAXATION OF ANNUITIES IN GENERAL

TAX DEFERRAL

  In general, an annuity contract owned by a natural person is not taxed on in-
creases in the contract value until a distribution occurs. Annuity con     -
tracts owned by non-natural persons are generally not treated as annuity con-tracts for federal income tax purposes and the income on such contracts is taxed as ordinary income received or accrued by the owner during the taxable year. There are exceptions to the non-natural owner rule and you should dis-cuss these with your tax advisor.

DELAYED MATURITY DATE

  If the contract's scheduled maturity date is at a time when the annuitant has reached an advanced age, e.g., past age 85, it is possible that the con-tract would not be treated as an annuity. In that event, the income and gains under the contract would be currently includible in the owner's income.

TAXATION OF PARTIAL AND FULL WITHDRAWALS

  In the case of a partial withdrawal under a non-qualified contract, amounts received are taxable to the extent the contract value, without regard to any surrender charges exceeds the investment in the contract. In the case of a partial withdrawal under a qualified contract, the portion of the payment that bears the same ratio to the total payment that the investment in the contract bears to the contract value, can be excluded from income. In the case of a full withdrawal under a non-qualified contract or a qualified contract, the amount received will be taxable only to the extent it exceeds the investment in the contract. If an individual transfers an annuity contract without full and adequate consideration to a person other than the individual's spouse (or to a former spouse incident to a divorce), the owner will be taxed on the dif-ference between the contract value and the investment in the contract at the time of transfer. Other than in the case of certain qualified contracts, any amount received as a loan under a contract, and any assignment or pledge (or agreement to assign or pledge) of the contract value is treated as a with-drawal of such amount or portion.

TAXATION OF ANNUITY PAYMENTS

  Generally, the rule for income taxation of payments received from an annuity contract provides for the return of the owner's investment in the contract in equal tax-free amounts over the payment period. The balance of each payment received is taxable. In the case of fixed annuity payments, the amount ex-cluded from income is determined by multiplying the payment by the ratio of the investment in the contract (adjusted for any refund feature or period cer-tain) to the total expected value of annuity payments for the term of the con-tract.

TAXATION OF ANNUITY DEATH BENEFITS

  Amounts may be distributed from an annuity contract because of the death of an owner or annuitant. Generally, such amounts are includible in income as follows: (1) if distributed in a lump sum, the amounts are taxed in the same manner as a full withdrawal or (2) if distributed under an annuity option, the amounts are taxed in the same manner as an annuity payment.

PENALTY TAX ON PREMATURE DISTRIBUTIONS

  There is a 10% penalty tax on the taxable amount of any premature distribu-tion from a non-qualified annuity contract. The penalty tax generally applies to any distribution made prior to the owner attaining age 59 1/2. However, there should be no penalty tax on distributions to owners: (1) made on or af-ter the owner attains age 59 1/2; (2) made as a result of the owner's death or disability; (3) made in substantially equal periodic payments over life or life expectancy; or (4) made under an immediate annuity. Similar rules apply for distributions from qualified contracts.

AGGREGATION OF ANNUITY CONTRACTS

  All non-qualified annuity contracts issued by the Company (or its affili-ates) to the same owner during any calendar year will be aggregated and treated as one annuity contract for purposes of determining the taxable amount of a distribution.

IRS REQUIRED DISTRIBUTION AT DEATH RULES

  In order to be considered an annuity contract for federal income tax purpos-es, an annuity contract must provide: (1) if any owner dies on or after the an-nuity start date but before the entire interest in the contract has been dis-tributed, the remaining portion of such interest must be distributed at least as rapidly as under the method of distribution being used as of the date of the owner's death; (2) if any owner dies prior to the annuity start date, the en-tire interest in the contract will be distributed within five years after the date of the owner's death. These requirements are satisfied if any portion of the owner's interest which is payable to, or for the benefit of, a designated beneficiary is distributed over the life of such beneficiary (or over a period not extending beyond the life expectancy of the beneficiary) and the distribu-tions begin within one year of the owner's death. If the owner's designated beneficiary is the surviving spouse of the owner, the contract may be continued with the surviving spouse as the new owner. If the owner of the contract is a nonnatural person, then the annuitant will be treated as the owner for purposes of applying the distribution at death rules. Also, a change of annuitant on a contract owned by a nonnatural person will be treated as the death of the own-er.

QUALIFIED PLANS

  This annuity contract may be used with several types of qualified plans. The tax rules applicable to participants in such qualified plans vary according to the type of plan and the terms and conditions of the plan itself. Adverse tax consequences may result from excess contributions, premature distributions, distributions that do not conform to specified commencement and minimum distri-bution rules, excess distributions and in other circumstances. Owners and par-ticipants under the plan and annuitants and beneficiaries under the contract may be subject to the terms and conditions of the plan regardless of the terms of the contract.

TYPES OF QUALIFIED PLANS

INDIVIDUAL RETIREMENT ANNUITIES

  Section 408 of the Code permits eligible individuals to contribute to an in-dividual retirement program known as an Individual Retirement Annuity. Individ-ual Retirement Annuities are subject to limitations on the amount that can be contributed and on the time when distributions may commence. Certain distribu-tions from other types of qualified plans may be "rolled over" on a tax-de-ferred basis into an Individual Retirement Annuity.

SIMPLIFIED EMPLOYEE PENSION PLANS

  Section 408(k) of the Code allows employers to establish simplified employee pension plans for their employees using the employees' individual retirement annuities if certain criteria are met. Under these plans the employer may, within specified limits, make deductible contributions on behalf of the employ-ees to their individual retirement annuities.

SAVINGS INCENTIVE MATCH PLANS FOR EMPLOYEES (SIMPLE PLANS)

  Section 408(p) and 401(k) of the Code allow employers with 100 or fewer employees to establish SIMPLE retirement plans for their employees. SIMPLE plans may be structured as a SIMPLE retirement account using an employee's IRA to hold the assets or as a Section 401(k) qualified cash or deferred arrangement. In general, a SIMPLE plan consists of a salary deferral program for eligible employees and matching contributions made by employers. Employers intending to use the contract in conjunction with SIMPLE plans should seek competent tax and legal advice.

TAX SHELTERED ANNUITIES

  Section 403(b) of the Code permits public school employees and employees of certain types of tax-exempt organizations (specified in Section 501(c)(3) of the Code) to have their employers purchase annuity contracts for them, and subject to certain limitations, to exclude the purchase payments from the employees' gross income. An annuity contract used for a Section 403(b) plan must provide that distributions attributable to salary reduction contributions made after 12/31/88, and all earnings on salary reduction contributions, may be made only after the employee attains age 59 1/2, separates from service, dies, becomes disabled or on the account of hardship (earnings on salary reduction contributions may not be distributed for hardship).

CORPORATE AND SELF-EMPLOYED PENSION AND PROFIT SHARING PLANS

  Sections 401(a) and 403(a) of the Code permit corporate employers to establish various types of tax favored retirement plans for employees. The Self-Employed Individuals Retirement Act of 1962, as amended, (commonly referred to as "H.R. 10" or "Keogh") permits self-employed individuals to establish tax favored retirement plans for themselves and their employees. Such retirement plans may permit the purchase of annuity contracts in order to provide benefits under the plans.

STATE AND LOCAL GOVERNMENT AND TAX-EXEMPT ORGANIZATION DEFERRED COMPENSATION
PLANS

  Section 457 of the Code permits employees of state and local governments and tax-exempt organizations to defer a portion of their compensation without paying current taxes. The employees must be participants in an eligible deferred compensation plan. Generally, under the non-natural owner rules, such contracts are not treated as annuity contracts for federal income tax purposes. However, under these plans, contributions made for the benefit of the employees will not be includible in the employees' gross income until distributed from the plan.

INCOME TAX WITHHOLDING

  The Company is required to withhold federal income tax at a rate of 20% on all "eligible rollover distributions" unless an individual elects to make a "direct rollover" of such amounts to another qualified plan or Individual Retirement Account or Annuity (IRA). Eligible rollover distributions generally include all distributions from qualified contracts, excluding IRAs, with the exception of (1) required minimum distributions, or (2) a series of substantially equal periodic payments made over a period of at least 10 years, or the life (joint lives) of the participant (and beneficiary). For any distributions from non-qualified annuity contracts, or distributions from qualified contracts which are not considered eligible rollover distributions, the Company may be required to withhold federal and state income taxes unless the recipient elects not to have taxes withheld and properly notifies the Company of such election.


THE COMPANY

-------------------------------------------------------------------------------

BUSINESS

  The Company was incorporated in 1967 as a stock life insurance company under the laws of New York and was known as "Financial Life Insurance Company" from 1967 to 1978. From 1978 to 1984, the Company was known as "PM Life Insurance Company." Since 1984 the Company has been known as "Allstate Life Insurance Company of New York." The Company's operations consist of one business segment which is the issuance of individual annuities and life insurance. The Company is currently licensed to operate in New York. The Company's home office is located in Farmingville, New York.

  The Company is an indirect, wholly owned subsidiary of Allstate Insurance Company

("Allstate") which is a stock property-liability insurance company incorporated under the laws of Illinois. With the exception of directors' qualifying shares, all of the outstanding capital stock of Allstate is owned by The Allstate Corporation ("Corporation"). On June 30, 1995, Sears, Roebuck and Co. ("Sears") distributed its 80.3% ownership in the Corporation to Sears common shareholders through a tax-free dividend.

INVESTMENTS BY THE COMPANY

  The Company's general account assets must be invested in accordance with applicable state laws. These laws govern the nature and quality of investments that may be made by life insurance companies and the percentage of their assets that may be committed to any particular type of investment. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state, and municipal obligations, corporate bonds, preferred stocks, real estate mortgages, real estate and certain other investments. All of the Company's general account assets are available to meet the Company's obligations.

  Purchase Payments under the Contract will be accounted for in a non-unitized Separate Account of the Company. Owners have no priority claims on assets accounted for in this Separate Account. All general account assets of the Company, including those accounted for in this non-unitized Separate Account, are available to meet the guarantees under the Contract.

  The Company will primarily invest its general account assets in investment-grade fixed income securities including the following:

    Securities issued by the United States Government or its agencies or instrumentalities, which may or may not be guaranteed by the United States Government;

    Debt instruments, including, but not limited to, issues of or guaranteed by banks or bank holding companies, and of corporations, which are deemed by the Company's management to have qualities appropriate for inclusion in this portfolio;

    Commercial mortgages, mortgage-backed securities collateralized by real estate mortgage loans, or securities collateralized by other assets, that are insured or guaranteed by the Federal Home Loan Mortgage Association, the Federal National Mortgage Association or the Government National Mortgage Association, or that have an investment grade at time of purchase within the four highest grades assigned by Moody's Investors Services, Inc. (Aaa, Aa, A or Baa), Standard & Poor's Corporation (AAA, AA, A or BBB) or any other nationally recognized rating service;

    Commercial paper, cash, or cash equivalents, and other short-term investments having a maturity of less than one year that are considered by the Company's management to have investment quality comparable to securities having the ratings stated above;

    Participations in or assignments of loans made to business entities by banks and other financial institutions (so long as the loan is one in which the Company is permitted to invest directly) and/or collateralized loan obligations. These are both typically floating-rate instruments so they would be combined with a swap agreement to create a fixed-rate asset to better match fixed-rate liabilities;

    In addition, interest rate swaps, futures, options, rate caps, and other hedging instruments may be used solely for non-speculative hedging purposes. Anticipated use of these financial instruments shall be limited to protecting the value of portfolio sales or purchases, or to enhance yield through the creation of a synthetic security.

  At inception, the Company will purchase only investment grade assets for the non-unitized Separate Account; however, this position and the investment strategy may be readdressed as market conditions change.

  Additionally, the Company maintains certain unitized Separate Accounts which invest in shares of an open-end investment company registered under the Investment Company Act of 1940. These Separate Account assets do not support the Company's obligations under the Contract.

SELECTED FINANCIAL DATA

-------------------------------------------------------------------------------
  The following selected financial data for the Company should be read in conjunction with the financial statements and notes thereto included in this Prospectus beginning on page F-1.

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

                            SELECTED FINANCIAL DATA
                                (IN THOUSANDS)

YEAR-END FINANCIAL DATA     1996       1995       1994      1993       1992
-----------------------  ---------- ---------- ---------- --------- ----------
For the Years Ended
 December 31:
 Revenues............... $  228,387 $  250,854 $  186,249 $ 227,445 $  203,890
 Net Income.............     20,561     19,522     18,221    13,163     12,225
As of December 31:
 Total Assets...........  1,990,284  1,842,969  1,449,993 1,410,895  1,162,763

  In 1992, the Company adopted the provisions of Statement of Financial Accounting Standard ("SFAS") No. 106 "Employers' Accounting for Postretirement Benefits Other than Pensions," which resulted in a charge against 1992 earnings of $623 thousand on an after tax basis. Effective December 31, 1993, the Company adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which requires that investments classified as available for sale be carried at fair value. The net effect of adoption of this statement increased shareholder's equity at December 31, 1993 by $25,391 thousand and did not have a material impact on net income.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


GENERAL

  The following discussion highlights significant factors influencing results of operations and financial position of Allstate Life Insurance Company of New York (the "Company"). It should be read in conjunction with the financial statements and related notes.

  The Company, which is wholly owned by a wholly owned subsidiary of Allstate Insurance Company ("AIC"), markets a broad line of life insurance and annuity products in the State of New York. Life insurance includes traditional prod-ucts such as whole life and term life insurance, as well as universal life and other interest-sensitive life products. Annuities include deferred annuities, such as variable annuities and fixed rate single and flexible premium annui-ties, and immediate annuities such as structured settlement annuities. The Company distributes its products using a combination of Allstate agents in-cluding life specialists, banks and other financial institutions, brokers and direct response marketing.

RESULTS OF OPERATIONS

                                                  1996       1995       1994
                                                ---------  ---------  ---------
                                                      ($ IN THOUSANDS)
Statutory premiums and deposits................ $ 235,634  $ 216,361  $ 153,000
                                                =========  =========  =========
Investments.................................... 1,636,654  1,541,329  1,172,524
Separate Account assets........................   260,668    220,141    175,918
                                                ---------  ---------  ---------
Investments and Separate Account assets........ 1,897,322  1,761,470  1,348,442
                                                =========  =========  =========
Premiums and contract charges (net of
 reinsurance)..................................   117,106    148,316     88,560
Net investment income..........................   112,862    104,384     96,911
Contract benefits (net of reinsurance).........   172,772    198,055    137,434
Operating costs and expenses...................    23,386     23,366     20,205
Early retirement program.......................       --         --       1,210
                                                ---------  ---------  ---------
Income from operations.........................    33,810     31,279     26,622
Income tax expense on operations...............    12,221     10,557      8,907
                                                ---------  ---------  ---------
Net operating income...........................    21,589     20,722     17,715
Realized capital losses and gains, after tax...    (1,028)    (1,200)       506
                                                ---------  ---------  ---------
Net income..................................... $  20,561  $  19,522  $  18,221
                                                =========  =========  =========

PREMIUMS, DEPOSITS AND CONTRACT CHARGES

  Statutory premiums, which include premiums and deposits for all products, increased $19.3 million or 8.9% in 1996 from 1995. The increase is largely the result of a sale of a funding agreement, a type of investment contract first sold by the Company in 1996, as well as higher sales of variable annuity and life insurance products, partially offset by lower sales of structured settle-ment annuities. Sales of funding agreements may not continue, as they are en-tered into based on the Company's assessment of market opportunities. In 1995, statutory premiums increased $63.4 million or 41.4% compared to 1994 levels primarily due to growth in sales of individual annuities. Increased sales of structured settlement annuities in 1995 were partially offset by a decrease in the sales of variable annuities. Individual annuities comprised 55.4% and 77.3% of statutory premiums and deposits in 1996 and 1995, respectively.

  Premiums and contract charges under generally accepted accounting principles ("GAAP") decreased 21.0% in 1996 and increased 67.5% in 1995. Under GAAP, rev-enues exclude deposits on most annuities and premiums on universal life insur-ance policies. The changes in premiums and contract charges in 1996 and 1995 primarily reflect fluctuations in the level of sales of structured settlement annuities sold with life contingencies. Provision for policy benefits de-creased $25.3 million or 12.8%, during 1996 and increased $60.6 million or 44.1%, during 1995. These changes also result primarily from the fluctuations in the level of sales of structured settlement annuities with life contingen-cies. GAAP premium and contract charges will vary with the mix of products sold during the period.

NET INVESTMENT INCOME

  Pretax net investment income increased 8.1% in 1996 primarily due to growth of 13.3% or $178.2 million in investments excluding unrealized gains on fixed
income securities. The additional invest     -
ment income earned on the higher base of assets is partially offset by lower yields on fixed income securities. Pretax net investment income increased 7.7% in 1995 primarily due to the 12.8% or $151.8 million increase in investments excluding unrealized gains on fixed income securities. The increase in invest-ments resulted primarily from growth in new business, partially offset by sur-renders, withdrawals and benefits paid.

  In low interest rate environments, funds from maturing investments may be reinvested at substantially lower interest rates than those which prevailed when the funds were previously invested.

REALIZED CAPITAL GAINS AND LOSSES

  Realized capital losses of $1.0 million after tax in 1996 were 14.3% lower than those reported in 1995. Reduced mortgage losses were partially offset by losses incurred on the sale of fixed income securities to reposition a portion of the investment portfolio to improve overall yield in 1996. Net capital losses were realized in 1995 as compared to net capital gains in 1994. Capital losses in 1995 were realized primarily from writedowns of mortgage loans, par-tially offset by gains on sales of fixed income securities. In 1994, the Com-pany experienced lower asset writedowns and, as a result, realized net capital gains from sales of securities and bond calls.

OPERATING EXPENSES

  Operating expenses were essentially unchanged in 1996. The 15.6% increase in 1995 operating expense resulted from an increase in amortization of deferred acquisition costs. In 1994, the Company recognized an after tax charge of $787 thousand related to the cost of an early retirement program offered to certain home office employees. The program provided one year of salary continuation and related benefits and an enhanced retirement benefit.

NET OPERATING INCOME

  Net operating income increased 4.2% in 1996 and 17.0% in 1995. The increase in 1996 is the result of growth in investments partially offset by less favor-able mortality experience on structured settlement annuities with life contin-gencies. The increase in net operating income in 1995 was primarily due to higher margins and growth in revenues.

MARKET RISK

  Market risk is the risk that the Company will incur losses due to adverse changes in market rates and prices. The Company's primary market risk exposure is to changes in interest rates. The Company does not currently have material exposures to equity price, commodity price, or foreign currency exchange risk.

  The active management of market risk is integral to the Company's opera-tions. The Company may use the following tools to manage its exposure to mar-ket risk within defined tolerance ranges: 1) rebalance its existing asset or liability portfolios, 2) change the character of future investments purchased or 3) use derivatives to modify the interest rate characteristics of existing assets and liabilities or assets expected to be purchased. (See the financial futures contracts section in "Investments" and Note 5 to the financial state-ments for a more detailed discussion of these products.)

  The Company offers a variety of annuities including fixed rate single and flexible premium deferred annuities and single premium immediate annuities, including structured settlement annuities. For such products, the Company in-vests premiums and deposits to create cash flows that will fund future claims, benefits and expenses, and earn stable margins.

  The Company calculates effective durations of assets and liabilities and monitors quarterly whether the asset-liability duration gap is within desired tolerances. The primary tools for managing investment portfolios in relation to liabilities are simulation models (in-cluding cash flow and duration analysis), asset allocation models and periodic analysis of portfolio composition compared to specifications. In addition, the Company uses financial futures to hedge the interest rate risk related to as-set liability management.

INVESTMENTS

  The composition of the investment portfolio at December 31, 1996 is pre-sented at carrying value in the table below (see Notes 2 and 4 to the finan-cial statements for investment accounting policies and additional informa-
tion).

                                                                         PERCENT
                                                                           TO
                                                                          TOTAL
                                                                         -------
                                                               ($ IN THOUSANDS)
Fixed income securities......................................  1,500,783   91.7%
Mortgage loans...............................................     84,657    5.2
Short-term...................................................     25,855    1.6
Policy loans.................................................     25,359    1.5
                                                              ----------  -----
Total........................................................ $1,636,654  100.0%
                                                              ==========  =====

FIXED INCOME SECURITIES

  The Company's fixed income securities portfolio consists of tax-exempt mu-nicipal bonds, publicly traded corporate bonds, privately-placed securities, mortgage-backed securities, asset-backed securities, and U.S. government bonds. The Company generally holds its fixed income securities for the long term, but has classified all of these securities as available for sale to al-low maximum flexibility in portfolio management. At December 31, 1996, net unrealized capital gains on the fixed income securities portfolio totaled $122.6 million compared to $205.5 million as of December 31, 1995. The de-crease in the unrealized gain position is primarily attributable to rising in-terest rates.

  Substantially all of the Company's fixed income securities portfolio is rated investment grade, which is defined by the Company as a security having a National Association of Insurance Commissioners ("NAIC") rating of 1 or 2, a Moody's rating of Aaa, Aa, A or Baa, or a comparable Company internal rating.

  As of December 31, 1996, the fixed income securities portfolio included $492.8 million of privately-placed corporate obligations, compared with $466.2 million at December 31, 1995. The benefits of privately-placed securities as compared to public securities are generally higher yields, improved cash flow predictability through pro-rata sinking funds on many bonds and a combination of covenant and call protection features designed to better protect the holder against losses resulting from credit deterioration, reinvestment risk and fluctuations in interest rates. The relative disadvantages of privately-placed securities as compared to public securities include reduced liquidity and in some cases limited access to information. All of the privately-placed securi-ties are rated as investment grade by either the NAIC or the Company's inter-nal ratings. The Company determines the fair value of privately-placed fixed income securities based on discounted cash flows using current interest rates for similar securities.

  At December 31, 1996 and 1995, $194.2 million and $200.9 million, respec-tively, of the fixed income portfolio were invested in mortgage-backed securi-ties ("MBS"). At December 31, 1996, all of the MBS were investment grade and approximately 81.6% have underlying collateral that is guaranteed by U.S. gov-ernment entities, thus credit risk was minimal.

  MBS, however, are subject to interest rate risk as the duration and ultimate realized yield are affected by the rate of repayment of the underlying mort-gages. The Company attempts to limit interest rate risk by purchasing MBS whose cost does not significantly exceed par value, and with repayment protec-tion to provide a more certain cash flow to the Company. At December 31, 1996, the amortized cost of the MBS portfolio was below par value by $6.9 million and over 34% of the MBS portfolio was invested in planned amortization class bonds. This type of MBS is repaid over a predetermined time period, which is guaranteed to be met under most circumstances.

  The fixed income securities portfolio contained $31.5 million and $24.7 mil-lion of asset-backed securities ("ABS") at December 31, 1996 and 1995, respec-tively. ABS are subject to many of the same risks as MBS, but to a lesser de-gree because of the nature of the underlying assets. The Company attempts to mitigate these risks by primarily investing in highly-rated, publicly-traded, intermediate term ABS at par value. At December 31, 1996, the amortized cost of the ABS portfolio was below par value by $327 thousand.

  The Company closely monitors its fixed income portfolio for declines in value that are other than temporary. Securities are placed on non-accrual sta-tus when they are in default or when the receipt of interest payments is in doubt.

MORTGAGE LOANS

  The Company's $84.6 million investment in mortgage loans at December 31, 1996 is comprised primarily of loans secured by first mortgages on developed commercial real estate. Property type diversification is a key consideration used to manage the Company's mortgage loan risk.

  The Company closely monitors its commercial mortgage loan portfolio on a loan-by-loan basis. Loans with an estimated collateral value less than the loan balance, as well as loans with other characteristics indicative of a higher than normal credit risk, are reviewed by financial and investment man-agement at least quarterly for purposes of establishing valuation allowances and placing loans on non-accrual status. The underlying collateral values are based upon discounted property cash flow projections, which are updated as conditions change or at least annually.

  In 1996, $8.6 million of commercial mortgage loans were contractually due. Of these, 20.3% were paid as due, and 79.7% were refinanced at prevailing mar-ket terms. For contractual maturities of the commercial mortgage loan portfo-lio as of December 31, 1996, and for loans that were not in foreclosure see
Note 4 of the financial statements. The Company expects to continue to extend the maturity of certain maturing loans at prevailing interest rates where the borrower is unable to obtain financing elsewhere. Depending on the interest rate environment, some loans may not be able to be extended at prevailing mar-ket rates.

SHORT-TERM INVESTMENTS

  The Company's short-term investment portfolio was $25.9 million and $7.3 million at December 31, 1996 and 1995, respectively. The Company invests all available cash balances in taxable and tax-exempt short-term securities having a final maturity date or redemption date of one year or less.

FINANCIAL FUTURES CONTRACTS

  The Company uses financial futures contracts to reduce its exposure to in-terest rate risk on its investments as well as to improve asset/liability man-agement. The Company does not hold or issue these instruments for trading pur-poses. At December 31, 1996, the Company had $6.7 million in notional amount of futures contracts outstanding, all of which mature within one year. The Company is exposed to credit-related losses in the event of nonperformance by counterparties to financial futures contracts. However, such nonperformance is not expected because the Company utilizes highly rated counterparties, estab-lishes risk control limits and maintains ongoing monitoring procedures. In ad-dition, futures contracts have limited off-balance-sheet credit risk as they are executed on organized exchanges and require security deposits, as well as the daily cash settlement of margins.

SEPARATE ACCOUNTS

  Separate Account balances increased 18.4% from $220.1 million at December 31, 1995 to $260.7 million at December 31, 1996 due to favorable investment performance of the Separate Account investment portfolios and sales of flexi-ble premium deferred variable annuity contracts, partially offset by variable annuity contract surrenders and withdrawals.

RESERVE FOR LIFE-CONTINGENT CONTRACT BENEFITS

  The reserve for life-contingent contract benefits increased 8.7% to $911.5 million at December 31, 1996, resulting primarily from the sales of structured settlement annuities with life contingencies.

LIQUIDITY AND CAPITAL RESOURCES

CAPITAL RESOURCES

  The NAIC has a standard for assessing the solvency of insurance companies, which is referred to as risk-based capital ("RBC"). The requirement consists of a formula for determining each insurer's RBC and a model law specifying regulatory actions if an insurer's RBC falls below specified levels. The RBC formula for life insurance companies establishes capital requirements relating to insurance risk, business risk, asset risk and interest rate risk. At Decem-ber 31, 1996, RBC for the Company was significantly above levels which would require regulatory action.

FINANCIAL RATINGS AND STRENGTH

  Claims-paying ability ratings at December 31, 1996 assigned to the Company include AA+, A+(g) and Aa3 from Standard & Poor's, A.M. Best and Moody's, re-spectively.

LIQUIDITY

  The Company's principal sources of funds are premiums, deposits, and collec-tions of principal and income from the investment portfolio. The primary uses of these funds are to purchase investments and pay policyholder claims, bene-fits, contract maturities and surrenders, and operating costs.

  Fixed income securities represent 91.7% of the Company's total investments. The maturity structure of these securities is managed to meet the anticipated cash flow requirements of the underlying liabilities. A portion of the Company's product portfolio, primarily fixed deferred annuities and universal life insurance policies, is subject to discretionary surrender and withdrawal by customers. Management believes its assets are sufficiently liquid to meet future obligations to its life and annuity policyholders, under various inter-est rate scenarios.

OTHER DEVELOPMENTS

  The initial draft of the NAIC's codification of statutory accounting prac-tices will be distributed in March 1997 for a six-month public exposure peri-od. Finalization of the codification is expected to occur in late 1997 or early 1998, with implementation tentatively planned for January 1, 1999. Due to the possible changes resulting from the public exposure of the codifica-tion, the potential impact to statutory surplus is not determinable at this time.

PENDING ACCOUNTING STANDARD

  In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers of Financial Assets and Extinguishments of Liabilities." This standard distinguishes be-tween transfers of financial assets as sales versus financing transactions based upon relinquishment of control and addresses the accounting for securi-tizations, securities lending, repurchase agreements and insubstance defea-sance transactions. The requirements of this statement that were effective on January 1, 1997 were adopted and are not expected to have a material impact on the results of operations or financial position of the Company.

COMPETITION

-------------------------------------------------------------------------------

  The Company is engaged in a business that is highly competitive because of the large number of stock and mutual life insurance companies and other entities competing in the sale of insurance and annuities. There are approximately 1,700 stock, mutual and other types of insurers in business in the United States. A.M. Best Company assigns A+r (Superior) to the Company. Under Best's rating policy and procedure, the Company is assigned the Best's rating of its parent company, and is based on the consolidated performance of the parent and its subsidiary. Standard & Poor's Insurance Rating Services assigns AA+ (Excellent) to the Company and Moody's assigns an Aa3 (Excellent) financial stability rating to the Company. The Company shares the same ratings of its parent.

EMPLOYEES

-------------------------------------------------------------------------------

  As of December 31, 1996, Allstate Life Insurance Company of New York had approximately 82 employees at its Home Office in Farmingville, New York who work on the Company's matters.

PROPERTIES

-------------------------------------------------------------------------------

  The Company occupies office space in Farmingville, New York. Expenses associated with these offices are allocated to the Company.

STATE AND FEDERAL REGULATION

-------------------------------------------------------------------------------
  The insurance business of the Company is subject to comprehensive and detailed regulation and supervision by the State of New York.

  The laws of New York establish a supervisory agency with broad administrative powers with respect to licensing to transact business, overseeing trade practices, licensing agents, approving policy forms, establishing reserve requirements, fixing maximum interest rates on life insurance policy loans and minimum rates for accumulation of surrender values, prescribing the form and content of required financial statements, and regulating the type and amounts of investments permitted. Each insurance company is required to file detailed annual reports with the supervisory agency and its operations and accounts are subject to examination by such agency at regular intervals.

  Under insurance guaranty fund law for the State of New York, insurers doing business therein can be assessed up to prescribed limits for contract owner losses incurred by insolvent companies. The amount of any future assessments on the Company under these laws cannot be reasonably estimated. These laws do provide, however, that an assessment may be excused or deferred if it would threaten an insurer's own financial strength.

  In addition, the State of New York regulates affiliated groups of insurers, such as the Company and its affiliates, under insurance holding company legislation. Under such laws, intercompany transfers of assets and dividend payments from insurance subsidiaries may be subject to prior notice or approval, depending on the size of such transfers and payments in relation to the financial positions of the companies.

  Although the federal government generally does not directly regulate the business of insurance, federal initiatives often have an impact on the business in a variety of ways. Current and proposed federal measures which may significantly affect the insurance business include employee benefit regulation, controls on medical care costs, removal of barriers preventing banks from engaging in the insurance business, tax law changes affecting the taxation of insurance companies, the tax treatment of insurance products and its impact on the relative desirability of various personal investment vehicles, and proposed legislation to prohibit the use of gender in determining insurance and pension rates and benefits.

EXECUTIVE OFFICERS AND DIRECTORS

-------------------------------------------------------------------------------

  The directors and executive officers are listed below, together with information as to their ages, dates of election and principal business occupations during the last five years (if other than their present business occupations). Except as otherwise indicated, the directors and executive officers of the Company have been associated with the Company more than five years either in the position shown or in other positions.

LOUIS G. LOWER, II, 51, Chairman of the Board and President (1992)*

  Also Director (1986-Present) and Senior Vice President (1995-Present) of Allstate Insurance Company; Director (1991-Present) of Allstate Life Financial Services, Inc.; Director (1986-Present) and President (1990-Present) Allstate Life Insurance Company; Director (1983-Present) and Chairman of the Board (1990-Present) of Allstate Life Insurance Company of New York; Chairman of the Board of Directors and Chief Executive Officer (1995-Present), Chairman of the Board of Directors and President (1990-1995) of Glenbrook Life Insurance Company; Director (1992-Present), Chairman of the Board of Directors and Chief Executive Officer (1995-Present) of Glenbrook Life and Annuity Company; Director and Chairman of the Board (1995-Present) of Laughlin Group Holdings, Inc.; Director and Chairman of the Board of Directors and Chief Executive Officer (1989-Present) Lincoln Benefit Life Company; Chairman of the Board of Directors and Chief Executive Officer (1995-Present) of Northbrook Life Insurance Company; and Chairman of the Board of Directors and Chief Executive Officer (1995-Present) Surety Life Insurance Company.

MICHAEL J. VELOTTA, 50, Vice President, Secretary, General Counsel, and Director (1993)*

  Also Director and Secretary (1993-Present) of Allstate Life Financial Services, Inc.; Director (1992-Present) Vice President, Secretary and General Counsel (1993-Present) Allstate Life Insurance Company; Director (1992-Present) Vice President, Secretary and General Counsel (1993-Present) Allstate Life Insurance Company of New York; Director (1992-Present) Vice President, Secretary and General Counsel (1993-Present) Glenbrook Life Insurance Company; Director (1992-Present) Vice President, Secretary and General Counsel (1993-Present) Glenbrook Life and Annuity Company; Director and Secretary (1995-Present) Laughlin Group Holdings, Inc.; Director (1992-Present) and Assistant Secretary (1995-Present) Lincoln Benefit Life Company; Director (1992-Present) Vice President, Secretary and General Counsel (1993-Present) Northbrook Life Insurance Company; and Director and Assistant Secretary (1995-Present) Surety Life Insurance Company.

SHARMAINE M. MILLER, 42, Director and Chief Administrative Officer (1996)*

  Prior to 1996, she was a Department manager for Allstate Insurance Company.

PETER H. HECKMAN, 51, Vice President (1992)*

  Also Director and Vice President (1988-Present) of Allstate Life Insurance Company; Director (1990-1996), Vice President (1989-Present), Allstate Life Insurance Company of New York; Director (1991-1993) of Allstate Life Financial Services, Inc.; Director (1990-Present), President and Chief Operating Officer (1996-Present), and Vice President (1990-1996), Glenbrook Life Insurance Company; Director (1992-Present) President and Chief Operating Officer (1996-Present), and was Vice President (1995-1996), Glenbrook Life and Annuity Company; Director (1995-Present) and Vice Chairman of the Board (1996-Present) Laughlin Group Holdings, Inc.; Director (1990-Present) and Vice Chairman of the Board (1996-Present) Lincoln Benefit Life Company; Director (1988-Present) President and Chief Operating Officer (1996-Present), and was Vice President (1989-1996), Northbrook Life Insurance Company; and Director (1995-Present) and Vice Chairman of the Board (1996-Present) Surety Life Insurance Company.

TIMOTHY H. PLOHG, 50, Vice President and Director (1995)*

  Timothy H. Plohg is also Assistant Vice President (1991-Present), Allstate Life Insurance Company, and Vice President and Director (1995-Present) Allstate Life Insurance Company. Prior to 1995, he was Vice President of the ALSC; Assistant Vice President Sales, Regional Vice President.

KAREN C. GARDNER, 43, Vice President (1996)*

  Vice President (1996-Present) Allstate Insurance Company; Vice President (1996-Present) Allstate Life Insurance Company; Vice President (1996-Present) Allstate Life Insurance Company of New York; Vice President (1996-Present) Glenbrook Life Insurance Company; Vice President (1996-Present) Laughlin Group Holdings, Inc.; Assistant Vice President (1996-Present) Lincoln Benefit Life Company; Vice President (1996-Present) Northbrook Life Insurance Company; Assistant Vice President (1996-Present) Surety Life Insurance Company. Prior to 1996 she was a Partner (1975-1996) Ernst & Young LLP.

KEVIN R. SLAWIN, 39, Director and Vice President (1996)*

  Also Assistant Vice President and Assistant Treasurer (1995-1996) Allstate Insurance Company; Director (1996-Present) and Assistant Treasurer (1995-1996) Allstate Financial Services, Inc.; Director and Vice President (1996-Present) and Assistant Treasurer (1995-1996) Allstate Life Insurance Company; Director and Vice President (1996-Present) and Assistant Treasurer (1995-1996) Allstate Life Insurance Company of New York; Director and Vice President (1996-Present) and Assistant Treasurer (1995-1996) Glenbrook Life Insurance Company; Vice President (1996-Present) and Assistant Treasurer (1995-1996) Glenbrook Life and Annuity Company; Director (1996-Present) and Assistant Treasurer (1995-
1996) Laughlin Group Holdings, Inc.; Director (1996-Present) Lincoln Benefit Life Company; Director and Vice President (1996-Present) and Assistant Treasurer (1995-1996) Northbrook Life Insurance Company; Director (1996-Present) Surety Life Insurance Company; Assistant Treasurer and Director (1994-1995) Sears Roebuck and Co.; and Treasurer and First Vice President (1986-1994) Sears Mortgage Corporation.

CASEY J. SYLLA, 53, Chief Investment Officer and Director (1995)*

  Also Director (1995-Present) Senior Vice President and Chief Investment Officer (1995-Present) Allstate Insurance Company; Director

(1995-Present) Chief Investment Officer (1995- Present) Allstate Life Insurance Company; Chief Investment Officer (1995-Present) Allstate Life Insurance Company of New York; Chief Investment Officer (1995-Present) Glenbrook Life Insurance Company; Chief Investment Officer (1995-Present) Glenbrook Life and Annuity Company; and Director and Chief Investment Officer (1995-Present) Northbrook Life Insurance Company. Prior to 1995 he was Senior Vice President and Executive Officer-Investments (1992-1995) of Northwestern Mutual Life Insurance Company.

JAMES P. ZILS, 46, Treasurer (1995)*

  Also Vice President and Treasurer (1995- Present) Allstate Insurance Company; Treasurer (1995-Present) Allstate Life Financial Services, Inc.; Treasurer (1995-Present) Allstate Life Insurance Company; Treasurer (1995-Present) Allstate Life Insurance Company of New York; Treasurer (1995-Present) Glenbrook Life Insurance Company; Treasurer (1995-Present) Glenbrook Life and Annuity Company; Treasurer (1995-Present) Laughlin Group Holdings, Inc. and Treasurer (1995-Present) Northbrook Life Insurance Company. Prior to 1995, he was Vice President of Allstate Life Insurance Company and prior to 1993, he held various management positions.

MARCIA D. ALAZRAKI, 55, Director (1993)*

  Marcia D. Alazraki is an attorney practicing with the firm of Simpson, Thacher & Bartlett, New York, New York. Prior to 1991, she practiced with the firm of Shea & Gould, New York, New York.

JOSEPH F. CARLINO, 79, Director (1983)*

  Joseph F. Carlino is a self-employed practicing attorney in Mineola, New
York.

CLEVELAND JOHNSON, JR., 61, Director (1983)*

  Cleveland Johnson, Jr. is currently a Business Development Advocate for the Town of Islip, Division of Economic Development. Previously he was a Vice President with State University of New York in Farmingdale, New York.

PHILLIP E. LAWSON, 43, Director (1994)*

  Phillip E. Lawson is also a Regional Vice President of Allstate Insurance Company. Prior to 1990, he was a Director of Allstate Insurance Company.

GERARD F. MCDERMOTT, 50, Director (1995)*

  Gerard F. McDermott is also a Regional Vice President of Allstate Insurance Company. Prior to 1992, he held various management positions.

JOSEPH P. MCFADDEN, 57, Director (1992)*

  Joseph P. McFadden is also a Territorial Vice President of Allstate Insurance Company. Prior to 1992, he was a Claim Vice President of Allstate Insurance Company.

JOHN R. RABEN, JR., 51, Director (1988)*

  John R. Raben, Jr. is also Vice President & Municipal Bond/Public Finance Liaison with J.P. Morgan Securities, Inc.

THEODORE A. SCHNELL, 48, Assistant Vice President and Director (1995)*

  Theodore A. Schnell is also Assistant Vice President, Assistant Secretary and Assistant Treasurer (1989-Present) Allstate Life Insurance Company; Assistant Treasurer (1990-Present), Glenbrook Life Insurance Company; Assistant Treasurer (1992-Present) Glenbrook Life and Annuity Company; Director (1987-Present) Lincoln Benefit Life Company; Assistant Vice President, Assistant Secretary and Assistant Treasurer (1989-Present) Northbrook Life Insurance Company and Director (1995-Present) Surety Life Insurance Company.

SALLY A. SLACKE, 63, (Director) (1983)*

  Sally A. Slacke is also President of Slacke Test Boring, Inc.

*Date elected to current office.

EXECUTIVE COMPENSATION

-------------------------------------------------------------------------------

  Some executive officers of the Company also serve as officers of the Company's parent and receive no compensation directly from the Company. Some of the officers also serve as officers of other companies affiliated with the Company. Allocations have been made as to each individual's time devoted to his duties as an executive officer of the Company. However, no officer's compensation allocated to the Company exceeded $100,000 in 1996. The allocated cash compensation of all officers of the Company as a group for services rendered in all capacities to the Company during 1996 totalled $61,330.32. Directors of the Company receive no compensation in addition to their compensation as employees of the Company. Directors of the Company who are not also employees of the Company receive compensation for services provided. Marcia D. Alazraki, John R. Raben, Jr. and Sally A. Slacke receive $5,500 annually; Cleveland Johnson, Jr. receives $5,500 annually; and Joseph F. Carlino receives $5,500 annually.

                          SUMMARY COMPENSATION TABLE

                                                                 LONG TERM COMPENSATION
                                                             ------------------------------
                                 ANNUAL COMPENSATION                AWARDS         PAYOUTS
                         ----------------------------------- --------------------- --------
          (A)            (B)    (C)      (D)        (E)         (F)        (G)       (H)        (I)
                                                   OTHER     SECURITIES
                                                   ANNUAL    RESTRICTED UNDERLYING   LTIP    ALL OTHER
   NAME AND PRINCIPAL          SALARY   BONUS   COMPENSATION   STOCK     OPTIONS/  PAYOUTS  COMPENSATION
        POSITION         YEAR   ($)      ($)        ($)       AWARD(S)   SARS(#)     ($)        ($)
   ------------------    ---- -------- -------- ------------ ---------- ---------- -------- ------------
Louis G. Lower, II...... 1996 $436,800 $246,781   $10,246     $      0    18,258   $      0    $5,250(1)
 President and           1995 $416,000 $266,175   $17,044     $199,890       N/A   $411,122    $5,250(1)
 Chairman of the         1994 $389,050 $ 43,973   $26,990     $170,660       N/A          0    $1,890(1)
 Board of Directors
James J. Brazda(2)...... 1995 $115,870 $ 27,808   $   175            0       N/A          0    $5,761(3)
 Chief Administrative    1994 $108,195 $ 21,707         0     $ 16,935       N/A          0    $1,608(3)
 Officer and Director

-------

(1) Amount received by Mr. Lower which represents the value allocated to his account from employer contributions under The Savings and Profit Sharing Fund of Allstate Employees and prior to 1996, The Profit Sharing Fund and to its predecessor, The Savings and Profit Sharing Fund of Sears employees.

(2) Mr. Brazda no longer serves in this capacity for Allstate Life Insurance Company of New York.

(3) Amount received by Mr. Brazda which represents the value allocated to his account from employer contributions under The Profit Sharing Fund and to its predecessor, The Savings and Profit Sharing Fund of Sears employees.

LEGAL PROCEEDINGS

-------------------------------------------------------------------------------

  The Company is involved in pending and threatened litigation in the normal course of its business in which claims for monetary damages are asserted. Management, after consultation with legal counsel, does not anticipate the ultimate liability arising from such pending or threatened litigation to have a material effect on the financial condition of the Company.

EXPERTS

-------------------------------------------------------------------------------

  The financial statements and financial statement schedules of the Company included in this prospectus have been audited by Deloitte & Touche LLP, Two Prudential Plaza, 180 North Stetson Avenue, Chicago, IL 60601-6779, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

-------------------------------------------------------------------------------

  Certain legal matters relating to the federal securities laws applicable to the issue and sale of the Contract have been passed upon by Routier and Johnson, P.C., of Washington, D.C. All matters of New York law pertaining to the Contract, including the validity of the Contract and the Company's right to issue such Contract under New York insurance law, have been passed upon by Michael J. Velotta, General Counsel of the Company.

                         INDEPENDENT AUDITORS' REPORT

TO THE BOARD OF DIRECTORS AND SHAREHOLDER OF
ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK:

  We have audited the accompanying Statements of Financial Position of Allstate Life Insurance Company of New York (the "Company") as of December 31, 1996 and 1995, and the related Statements of Operations, Shareholder's Equity and Cash Flows for each of the three years in the period ended December 31, 1996. Our audits also included Schedule IV--Reinsurance and Schedule V-- Valuation and Qualifying Accounts. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the financial position of Allstate Life Insurance Company of New York as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles. Also, in our opinion, Schedule IV--Reinsurance and Schedule V--Valuation and Qualifying Accounts, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

/s/ Deloitte & Touche LLP

Chicago, Illinois
February 21, 1997

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

                        STATEMENTS OF FINANCIAL POSITION

                                                              DECEMBER 31,
                                                          ---------------------
                                                             1996       1995
                                                          ---------- ----------
                                                            ($ IN THOUSANDS)
ASSETS
  Investments
    Fixed income securities, at fair value (amortized
     cost $1,378,155 and $1,219,418)..................... $1,500,783 $1,424,893
    Mortgage loans.......................................     84,657     86,394
    Policy loans.........................................     25,359     22,785
    Short-term...........................................     25,855      7,257
                                                          ---------- ----------
      Total investments..................................  1,636,654  1,541,329
  Deferred acquisition costs.............................     61,559     53,944
  Accrued investment income..............................     20,321     18,828
  Reinsurance recoverables...............................      2,566      3,331
  Cash...................................................      1,027      1,472
  Other assets...........................................      7,489      3,924
  Separate Accounts......................................    260,668    220,141
                                                          ---------- ----------
      Total assets....................................... $1,990,284 $1,842,969
                                                          ========== ==========
LIABILITIES
  Reserve for life-contingent contract benefits.......... $  911,457 $  838,739
  Contractholder funds...................................    572,480    499,548
  Deferred income taxes..................................      3,692     23,659
  Other liabilities and accrued expenses.................      6,405      8,950
  Net payable to affiliates..............................      2,515      1,865
  Separate Accounts......................................    260,668    220,141
                                                          ---------- ----------
      Total liabilities..................................  1,757,217  1,592,902
                                                          ---------- ----------
SHAREHOLDER'S EQUITY
  Common stock, $25 par value, 80,000 shares authorized,
   issued and outstanding................................      2,000      2,000
  Additional capital paid-in.............................     45,787     45,787
  Unrealized net capital gains...........................     36,852     74,413
  Retained income........................................    148,428    127,867
                                                          ---------- ----------
      Total shareholder's equity.........................    233,067    250,067
                                                          ---------- ----------
      Total liabilities and shareholder's equity......... $1,990,284 $1,842,969
                                                          ========== ==========

                       See notes to financial statements.

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

                            STATEMENTS OF OPERATIONS

                                                    YEAR ENDED DECEMBER 31,
                                                   ----------------------------
                                                     1996      1995      1994
                                                   --------  --------  --------
                                                        ($ IN THOUSANDS)
Revenues
  Life and annuity premiums (net of reinsurance
   ceded of $2,273, $2,147 and $2,198)............ $ 91,825  $126,713  $ 70,070
  Contract charges................................   25,281    21,603    18,490
  Net investment income...........................  112,862   104,384    96,911
  Realized capital gains and losses...............   (1,581)   (1,846)      778
                                                   --------  --------  --------
                                                    228,387   250,854   186,249
                                                   --------  --------  --------
Costs and expenses
  Life and annuity contract benefits (net of rein-
   surance recoveries of $2,827, $1,581 and
   $1,860)........................................  172,772   198,055   137,434
  Amortization of deferred acquisition costs......    6,512     5,502     3,875
  Operating costs and expenses....................   16,874    17,864    16,330
  Early retirement program........................      --        --      1,210
                                                   --------  --------  --------
                                                    196,158   221,421   158,849
                                                   --------  --------  --------
Income from operations before income tax expense..   32,229    29,433    27,400
Income tax expense................................   11,668     9,911     9,179
                                                   --------  --------  --------
Net income........................................ $ 20,561  $ 19,522  $ 18,221
                                                   ========  ========  ========


                       See notes to financial statements.

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

                       STATEMENTS OF SHAREHOLDER'S EQUITY

                                                    YEAR ENDED DECEMBER 31,
                                                   ----------------------------
                                                     1996      1995      1994
                                                   --------  --------  --------
                                                        ($ IN THOUSANDS)
Common stock...................................... $  2,000  $  2,000  $  2,000
                                                   --------  --------  --------
Additional capital paid-in........................   45,787    45,787    45,787
                                                   --------  --------  --------
Unrealized net capital gains and losses
  Balance, beginning of year......................   74,413    (6,891)   25,391
  Net (decrease) increase.........................  (37,561)   81,304   (32,282)
                                                   --------  --------  --------
  Balance, end of year............................   36,852    74,413    (6,891)
                                                   --------  --------  --------
Retained income
  Balance, beginning of year......................  127,867   108,345    90,124
  Net income......................................   20,561    19,522    18,221
                                                   --------  --------  --------
  Balance, end of year............................  148,428   127,867   108,345
                                                   --------  --------  --------
    Total shareholder's equity.................... $233,067  $250,067  $149,241
                                                   ========  ========  ========



                       See notes to financial statements.

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

                            STATEMENTS OF CASH FLOWS

                                                  YEAR ENDED DECEMBER 31,
                                               -------------------------------
                                                 1996       1995       1994
                                               ---------  ---------  ---------
                                                     ($ IN THOUSANDS)
Cash flows from operating activities
  Net income.................................. $  20,561  $  19,522  $  18,221
  Adjustments to reconcile net income to net
   cash provided by operating activities
    Depreciation, amortization and other non-
     cash items...............................   (26,172)   (22,348)   (18,969)
    Realized capital gains and losses.........     1,581      1,846       (778)
    Interest credited to contractholder funds.    25,817     26,924     27,233
    Increase in life-contingent contract bene-
     fits and contractholder funds............    75,217    103,513     55,233
    Increase in deferred acquisition costs....    (6,859)    (5,537)    (6,850)
    Increase in accrued investment income.....    (1,493)    (2,497)      (102)
    Change in deferred income taxes...........       257     (2,677)    (5,993)
    Changes in other operating assets and lia-
     bilities.................................    (4,234)     3,897    (18,082)
                                               ---------  ---------  ---------
      Net cash provided by operating activi-
       ties...................................    84,675    122,643     49,913
                                               ---------  ---------  ---------
Cash flows from investing activities
  Proceeds from sales of fixed income securi-
   ties.......................................    28,454     13,526     49,903
  Investment collections
    Fixed income securities available for
     sale.....................................    72,751     30,871     54,796
    Fixed income securities held to maturity..       --       3,067     17,186
    Mortgage loans............................    12,508      6,499      9,744
  Investment purchases
    Fixed income securities available for
     sale.....................................  (236,252)  (142,205)  (137,684)
    Fixed income securities held to maturity..       --     (32,046)   (38,709)
    Mortgage loans............................   (10,325)    (9,864)   (10,132)
  Change in short-term investments, net.......   (18,598)       (45)    41,528
  Change in policy loans, net.................    (2,574)      (859)    (2,133)
                                               ---------  ---------  ---------
      Net cash used in investing activities...  (154,036)  (131,056)   (15,501)
                                               ---------  ---------  ---------
Cash flows from financing activities
  Contractholder fund deposits................   115,420     76,534     57,468
  Contractholder fund withdrawals.............   (46,504)   (68,412)   (92,574)
                                               ---------  ---------  ---------
      Net cash provided by (used in) financing
       activities.............................    68,916      8,122    (35,106)
                                               ---------  ---------  ---------
Net decrease in cash..........................      (445)      (291)      (694)
Cash at beginning of year.....................     1,472      1,763      2,457
                                               ---------  ---------  ---------
Cash at end of year........................... $   1,027  $   1,472  $   1,763
                                               =========  =========  =========

                       See notes to financial statements.

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

                         NOTES TO FINANCIAL STATEMENTS
                                ($ IN THOUSANDS)

1. GENERAL

 BASIS OF PRESENTATION

  The accompanying financial statements include the accounts of Allstate Life Insurance Company of New York (the "Company"). The Company is wholly owned by a wholly owned subsidiary ("Parent") of Allstate Insurance Company ("AIC"), a wholly owned subsidiary of The Allstate Corporation (the "Corporation"). On June 30, 1995, Sears, Roebuck and Co. ("Sears") distributed its 80.3% ownership in the Corporation to Sears common shareholders through a tax-free dividend (the "Distribution"). These financial statements have been prepared in conformity with generally accepted accounting principles.

  To conform with the 1996 presentation, certain items in the prior years' financial statements and notes have been reclassified.

 NATURE OF OPERATIONS

  The Company markets a broad line of life insurance and annuity products in the State of New York. Life insurance includes traditional products such as whole life and term life insurance, as well as universal life and other interest-sensitive life products. Annuities include deferred annuities, such as variable annuities and fixed rate single and flexible premium annuities, and immediate annuities such as structured settlement annuities. The Company distributes its products using a combination of Allstate agents, banks and other financial institutions, brokers and direct response marketing.

  Structured settlement annuity contracts issued by the Company are long-term in nature and involve fixed guarantees relating to the amount and timing of benefit payments. In addition, single and flexible premium deferred annuity contracts issued by the Company are subject to discretionary withdrawal or surrender by the contractholder, subject to applicable surrender charges. In a low interest rate environment, funds from maturing investments, particularly those supporting long-term structured settlement annuity obligations, may be reinvested at substantially lower interest rates than those which prevailed when the funds were previously invested.

  The Company utilizes various modeling techniques in managing the relationship between assets and liabilities. The fixed income securities supporting the Company's obligations have been selected to meet, to the extent possible, the anticipated cash flow requirements of the related liabilities. The Company employs strategies to minimize its exposure to interest rate risk and to maintain investments which are sufficiently liquid to meet obligations to contractholders in various interest rate scenarios.

  The Company monitors economic and regulatory developments which have the potential to impact its business. There continues to be proposed federal legislation and regulation that would allow banks greater participation in securities and insurance businesses, which could present an increased level of competition for sales of the Company's annuity contracts. Furthermore, the market for deferred annuities and interest-

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

                               ($ IN THOUSANDS)
sensitive life insurance is enhanced by the tax incentives available under current law. Any legislative changes which lessen these incentives are likely to negatively impact the market for these products.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 INVESTMENTS

  Fixed income securities include bonds and mortgage-backed and asset-backed securities. All fixed income securities are carried at fair value and may be sold prior to their contractual maturity ("available for sale"). The difference between amortized cost and fair value, net of deferred income taxes, certain deferred acquisition costs and reserves for life-contingent contract benefits, is reflected as a component of shareholder's equity. Provisions are recognized for declines in the value of fixed income securities that are other than temporary. Such writedowns are included in realized capital gains and losses.

  Mortgage loans are carried at outstanding principal balance, net of unamortized premium or discount and valuation allowances. Valuation allowances are established for impaired loans when it is probable that contractual principal and interest will not be collected. Valuation allowances for impaired loans reduce the carrying value to the fair value of the collateral or the present value of the loan's expected future repayment cash flows discounted at the loan's original effective interest rate. Valuation allowances on loans not considered to be impaired are established based on consideration of the underlying collateral, borrower financial strength, current and expected future market conditions and other factors.

  Short-term investments are carried at cost which approximates fair value. Policy loans are carried at the unpaid principal balances.

  Investment income consists primarily of interest, which is recognized on an accrual basis. Interest income on mortgage-backed and asset-backed securities is determined on the effective yield method, based on estimated principal repayments. Accrual of income is suspended for fixed income securities and mortgage loans that are in default or when the receipt of interest payments is in doubt. Realized capital gains and losses are determined on a specific identification basis.

 DERIVATIVE FINANCIAL INSTRUMENTS

  The Company utilizes futures contracts which are derivative financial instruments. When futures meet specific criteria they may be designated as accounting hedges and accounted for on a deferral basis, depending upon the nature of the hedge strategy, and the method used to account for the hedged item.

  If, subsequent to entering into a hedge transaction, the future becomes ineffective (including if the hedged item is sold or otherwise extinguished or the occurrence of a hedged anticipatory transaction is no longer probable), the Company terminates the derivative position. Gains and losses on these terminations are reported in realized capital gains and losses in the period they occur. The Company may also terminate

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

                                ($ IN THOUSANDS)
the derivatives as a result of other events or circumstances. Gains and losses on these terminations are either deferred and amortized over the remaining life of the hedged item or are reported in shareholder's equity, consistent with the accounting for the hedged item.

  When the Company uses futures as hedging instruments, the derivative must reduce the primary market risk exposure on an enterprise basis in conjunction with the hedge strategy; be designated as a hedge at the inception of the transaction; and be highly correlated with the fair value of, or interest income or expense associated with, the hedged item at inception and throughout the hedge period.

  Under deferral accounting, gains and losses on derivatives are deferred on the statement of financial position and recognized in earnings in conjunction with earnings on the hedged item. The Company accounts for interest rate futures as hedges using deferral accounting for anticipatory investment purchases and sales when the criteria discussed above are met. In addition, anticipated transactions must be probable of occurrence and their significant terms and characteristics identified.

  Changes in fair values of these derivatives are initially deferred as other liabilities and accrued expenses. Once the anticipated transaction occurs, the deferred gains or losses are considered part of the cost basis of the asset and reported net of tax in shareholder's equity or recognized as a gain or loss from disposition of the asset, as appropriate. The Company reports initial margin deposits on futures in short-term investments. Fees and commissions paid on these derivatives are also deferred as an adjustment to the carrying value of the hedged item.

 RECOGNITION OF PREMIUM REVENUES AND CONTRACT CHARGES

  Premiums for traditional life insurance are recognized as revenue when due. Accident and disability premiums are earned on a pro rata basis over the policy period. Revenues on interest-sensitive life insurance contracts are comprised of contract charges and fees, and are recognized when assessed against the policyholder account balance. Revenues on investment contracts include contract charges and fees for contract administration and surrenders. These revenues are recognized when levied against the contract balances. Gross premium in excess of the net premium on limited payment contracts, primarily structured settlement annuities when sold with life contingencies, are deferred and recognized over the contract period.

 REINSURANCE

  Certain premiums and contract benefits are ceded and reflected net of such cessions in the statements of operations. Reinsurance recoverable and the related reserves for life-contingent contract benefits are reported separately in the statements of financial position. The Company continues to have primary liability as the direct insurer for risks reinsured.

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

                                ($ IN THOUSANDS)
 DEFERRED ACQUISITION COSTS

  Certain costs of acquiring life and annuity business, principally agents' remuneration, premium taxes, certain underwriting costs and direct mail solicitation expenses are deferred and amortized to income. For traditional life, limited payment contracts and accident and disability, these costs are amortized in proportion to the estimated revenues on such business. For interest-sensitive life insurance and investment contracts, the costs are amortized in relation to the present value of estimated gross profits on such business. Changes in the amount or timing of estimated gross profits will result in adjustments in the cumulative amortization of these costs. To the extent that unrealized gains or losses on fixed income securities carried at fair value would result in an adjustment of deferred acquisition costs had those gains or losses actually been realized, the related unamortized deferred acquisition costs are recorded as a reduction of the unrealized gains or losses included in shareholder's equity.

 INCOME TAXES

  The income tax provision is calculated under the liability method. Deferred tax assets and liabilities are recorded based on the difference between the financial statement and tax bases of assets and liabilities and the enacted tax regulations. The principal assets and liabilities giving rise to such differences are insurance reserves and deferred acquisition costs. Deferred income taxes also arise from unrealized capital gains or losses on fixed income securities carried at fair value.

 SEPARATE ACCOUNTS

  The Company issues flexible premium deferred variable annuity contracts, the assets and liabilities of which are legally segregated and reflected in the accompanying statements of financial position as assets and liabilities of the Separate Accounts. Assets and liabilities of the Separate Accounts represent funds of Allstate Life of New York Variable Annuity Account, Allstate Life of New York Variable Annuity Account II and Allstate Life of New York Separate Account A ("Separate Accounts"), unit investment trusts registered with the Securities and Exchange Commission.

  Assets of the Separate Accounts are invested in funds of management investment companies, and are carried at fair value. Investment income and realized capital gains and losses of the Separate Accounts accrue directly to the contractholders and, therefore, are not included in the Company's statements of operations. Revenues to the Company from the Separate Accounts consist of contract maintenance fees, administration fees and mortality and expense risk charges.

 RESERVES FOR LIFE-CONTINGENT CONTRACT BENEFITS

  The reserve for life-contingent contract benefits, which relates to traditional life insurance, group annuities and structured settlement annuities with life contingencies, disability insurance and accident

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

                                ($ IN THOUSANDS)
insurance, is computed on the basis of assumptions as to future investment yields, mortality, morbidity, terminations and expenses. These assumptions, which for traditional life insurance are applied using the net level premium method, include provisions for adverse deviation and generally vary by such characteristics as type of coverage, year of issue and policy duration. Reserve interest rates ranged from 4.0% to 9.51% during 1996. To the extent that unrealized gains on available for sale securities would result in a premium deficiency had those gains actually been realized, the related increase in reserves is recorded as a reduction of the unrealized gains included in shareholder's equity.

 CONTRACTHOLDER FUNDS

  Contractholder funds arise from the issuance of individual or group contracts that include an investment component, including most annuities and interest-sensitive life insurance contracts. Payments received are recorded as interest-bearing liabilities. Contractholder funds are equal to deposits received and interest credited to the benefit of the contractholder less withdrawals, mortality charges and administrative expenses. Credited interest rates on contractholder funds ranged from 3.1% to 9.75% for those contracts with fixed interest rates and from 3.55% to 8.42% for those with flexible rates during 1996.

 OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

  Commitments to extend mortgage loans have only off-balance-sheet risk because their contractual amounts are not recorded in the Company's statements of financial position.

 USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3. RELATED PARTY TRANSACTIONS

 REINSURANCE

  The Company cedes business to the Parent under reinsurance treaties to limit aggregate and single exposures on large risks. Premiums and policy benefits ceded totaled $1,383 and $1,662 in 1996, $1,259 and $278 in 1995, and $1,181
and $1,877 in 1994, respectively. Included in the reinsurance recoverable at December 31, 1996 and 1995 are amounts due from the Parent of $965 and $1,212.

 STRUCTURED SETTLEMENT ANNUITIES

  AIC, through an affiliate, purchased $15,610, $11,243, and $7,568 of structured settlement annuities from the Company in 1996, 1995 and 1994, respectively. Of these amounts, $8,517, $4,164 and $1,221

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

                                ($ IN THOUSANDS)
relate to structured settlement annuities with life contingencies and are included in premium income in 1996, 1995 and 1994, respectively. Additionally, the reserve for life-contingent contract benefits was increased by approximately 94% of such premium received in each of these years.

 BUSINESS OPERATIONS

  The Company utilizes services and business facilities owned or leased, and operated by AIC in conducting its business activities. The Company reimburses AIC for the operating expenses incurred by AIC on its behalf. The cost to the Company is determined by various allocation methods and is primarily related to the level of the services provided. Expenses allocated to the Company were $23,134, $21,288 and $17,320 in 1996, 1995 and 1994, respectively. A portion of these expenses related to the acquisition of life and annuity business is deferred and amortized over the contract period.

4. INVESTMENTS

 FAIR VALUES

  The amortized cost, gross unrealized gains and losses and fair value for fixed income securities are as follows:

                                                    GROSS UNREALIZED
                                         AMORTIZED  ----------------     FAIR
AT DECEMBER 31, 1996                        COST     GAINS   LOSSES     VALUE
--------------------                     ---------- -------- -------  ----------
U.S. government and agencies............ $  387,806 $ 54,349 $(2,642) $  439,513
Municipal...............................     36,158    1,883    (406)     37,635
Corporate...............................    734,500   68,022  (4,592)    797,930
Mortgage-backed securities..............    188,480    6,793  (1,106)    194,167
Asset-backed securities.................     31,211      394     (67)     31,538
                                         ---------- -------- -------  ----------
  Total fixed income securities......... $1,378,155 $131,441 $(8,813) $1,500,783
                                         ========== ======== =======  ==========
                                                    GROSS UNREALIZED
                                         AMORTIZED  ----------------     FAIR
AT DECEMBER 31, 1995                        COST     GAINS   LOSSES     VALUE
--------------------                     ---------- -------- -------  ----------
U.S. government and agencies............ $  336,331 $ 99,750 $  (526) $  435,555
Municipal...............................     36,002    2,831     (92)     38,741
Corporate...............................    633,731   92,073    (767)    725,037
Mortgage-backed securities..............    189,436   11,600    (164)    200,872
Asset-backed securities.................     23,918      770     --       24,688
                                         ---------- -------- -------  ----------
  Total fixed income securities......... $1,219,418 $207,024 $(1,549) $1,424,893
                                         ========== ======== =======  ==========

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

                                ($ IN THOUSANDS)

 SCHEDULED MATURITIES

  The scheduled maturities for fixed income securities are as follows at December 31, 1996:

                                                          AMORTIZED     FAIR
                                                             COST      VALUE
                                                          ---------- ----------
Due in one year or less.................................. $   16,350 $   16,842
Due after one year through five years....................     85,776     89,809
Due after five years through ten years...................    228,717    240,079
Due after ten years......................................    827,621    928,348
                                                          ---------- ----------
                                                           1,158,464  1,275,078
Mortgage-backed and asset-backed securities..............    219,691    225,705
                                                          ---------- ----------
  Total.................................................. $1,378,155 $1,500,783
                                                          ========== ==========

  Actual maturities may differ from those scheduled as a result of prepayments by the issuers.

 NET INVESTMENT INCOME

                                                       YEAR ENDED DECEMBER 31,
                                                      -------------------------
                                                        1996     1995    1994
                                                      -------- -------- -------
Fixed income securities.............................. $104,583 $ 95,212 $88,149
Mortgage loans.......................................    7,113    7,999   8,092
Other................................................    2,942    2,744   2,246
                                                      -------- -------- -------
  Investment income, before expense..................  114,638  105,955  98,487
  Investment expense.................................    1,776    1,571   1,576
                                                      -------- -------- -------
  Net investment income.............................. $112,862 $104,384 $96,911
                                                      ======== ======== =======

 REALIZED CAPITAL GAINS AND LOSSES

                                                        YEAR ENDED DECEMBER
                                                                31,
                                                       ------------------------
                                                        1996     1995     1994
                                                       -------  -------  ------
Fixed income securities............................... $(1,522) $   422  $1,570
Mortgage loans........................................     (59)  (2,268)   (792)
                                                       -------  -------  ------
  Realized capital losses and gains...................  (1,581)  (1,846)    778
  Income taxes........................................    (553)    (646)    272
                                                       -------  -------  ------
  Realized capital losses and gains, after tax........ $(1,028) $(1,200) $  506
                                                       =======  =======  ======

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

                                ($ IN THOUSANDS)
 PROCEEDS FROM SALES OF FIXED INCOME SECURITIES

  Proceeds from sales of investments in fixed income securities were $28,454, $13,526 and $49,903 in 1996, 1995 and 1994, respectively. Gross gains of $480,
$172 and $1,743 and gross losses of $2,308, $105 and $973 were realized on sales of fixed income securities during 1996, 1995 and 1994, respectively.

 UNREALIZED NET CAPITAL GAINS

  Unrealized net capital gains on fixed income securities included in shareholder's equity at December 31, 1996 are as follows:

                                                  COST/
                                                AMORTIZED             UNREALIZED
                                                   COST    FAIR VALUE NET GAINS
                                                ---------- ---------- ----------
Fixed income securities........................ $1,378,155 $1,500,783  $122,628
                                                ========== ==========
Reserves for life insurance policy benefits....                         (65,300)
Deferred income taxes..........................                         (19,844)
Deferred acquisition costs and other...........                            (632)
                                                                       --------
  Unrealized net capital gains.................                        $ 36,852
                                                                       ========

 CHANGE IN UNREALIZED NET CAPITAL GAINS

                                                   YEAR ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1996      1995      1994
                                                  --------  --------  --------
Fixed income securities.......................... $(82,847) $216,975  $(52,740)
Reserves for life insurance policy benefits......   24,300   (89,600)      --
Deferred income taxes............................   20,224   (43,779)   17,382
Deferred acquisition costs and other.............      762    (2,292)    3,076
                                                  --------  --------  --------
  Change in unrealized net capital gains......... $(37,561) $ 81,304  $(32,282)
                                                  ========  ========  ========

 INVESTMENT LOSS PROVISIONS AND VALUATION ALLOWANCES

  Pretax provisions for investment losses, principally relating to other than temporary declines in value on fixed income securities and valuation allowances on mortgage loans were $208, $2,448 and $627 in 1996, 1995 and 1994, respectively.

 MORTGAGE LOAN IMPAIRMENT

  A mortgage loan is impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement.

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

                                ($ IN THOUSANDS)

  The Company had no impaired loans at December 31, 1996. The net carrying value of impaired loans at December 31, 1995 was $9,647, measured at the fair value of the collateral. The total investment in impaired mortgage loans before valuation allowance at December 31, 1995 was $11,581 and the related allowance on these impaired loans was $1,934.

  Activity in the valuation allowance for all mortgage loans for the years ended December 31, 1996 and 1995 is summarized as follows:

                                                                1996     1995
                                                               -------  -------
      Balance at January 1.................................... $ 1,952  $ 1,179
        Additions.............................................     207    1,930
        Direct write-downs....................................  (1,934)  (1,157)
                                                               -------  -------
      Balance at December 31.................................. $   225  $ 1,952
                                                               =======  =======

  Interest income is recognized on a cash basis for impaired loans carried at the fair value of the collateral, beginning at the time of impairment. For other impaired loans, interest is accrued based on the net carrying value. The Company recognized interest income of $281 and $1,398 on impaired loans during 1996 and 1995, respectively, of which $281 and $1,194 was received in cash during 1996 and 1995, respectively. The average recorded investment in impaired loans was $5,154 and $8,900 during 1996 and 1995, respectively.

INVESTMENT CONCENTRATION FOR MUNICIPAL BOND AND COMMERCIAL MORTGAGE PORTFOLIOS AND OTHER INVESTMENT INFORMATION

  The Company maintains a diversified portfolio of municipal bonds. The largest concentrations in the portfolio are presented below. Except for the following, holdings in no other state exceeded 2.7% of the carrying value of the portfolio at December 31, 1996:

  (% of municipal bond portfolio carrying value)

                                                               AT DECEMBER 31,
                                                               ----------------
                                                                1996     1995
                                                               -------  -------
      Ohio....................................................    25.9%    26.8%
      California..............................................    24.3     23.1
      Illinois................................................    19.0     19.7
      Maryland................................................     7.8      7.6
      Maine...................................................     5.7      5.7
      New York................................................     5.3      5.3
      Minnesota...............................................     5.3      5.2

  The Company's mortgage loans are collateralized by a variety of commercial real estate property types located throughout the United States. Substantially all of the commercial mortgage loans are non-recourse

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

                                ($ IN THOUSANDS)
to the borrower. The states with the largest portion of the commercial mortgage loan portfolio are as listed below. Except for the following, holdings in no other state exceed 2.3% of the portfolio at December 31, 1996:

  (% of commercial mortgage portfolio carrying value)

                                                               AT DECEMBER 31,
                                                               ----------------
                                                                1996     1995
                                                               -------  -------
      California..............................................    49.1%    56.7%
      Illinois................................................    21.3     22.9
      New York................................................    21.1     11.1

  The types of properties collateralizing the commercial mortgage loans are as follows:

  (% of commercial mortgage portfolio carrying value)

                                                               AT DECEMBER 31,
                                                               ----------------
                                                                1996     1995
                                                               -------  -------
      Retail..................................................    39.1%    39.5%
      Warehouse...............................................    24.2     32.1
      Apartment complex.......................................    14.6      4.5
      Office buildings........................................    14.3     16.0
      Industrial..............................................     6.8      6.9
      Other...................................................     1.0      1.0
                                                               -------  -------
                                                                 100.0%   100.0%
                                                               =======  =======

 SECURITIES ON DEPOSIT

  At December 31, 1996, fixed income securities with a carrying value of $1,829 were on deposit with regulatory authorities as required by law.

5. FINANCIAL INSTRUMENTS

  In the normal course of business, the Company invests in various financial assets, incurs various financial liabilities and enters into agreements involving derivative financial instruments and other off-balance-sheet financial instruments. The fair value estimates of financial instruments presented below are not necessarily indicative of the amounts the Company might pay or receive in actual market transactions. Potential taxes and other transaction costs have not been considered in estimating fair value. The disclosures that follow do not reflect the fair value of the Company as a whole since a number of the Company's significant assets (including deferred acquisition costs and reinsurance recoverables) and liabilities (including reserve for life-contingent contract benefits and deferred income taxes) are not

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

                                ($ IN THOUSANDS)
considered financial instruments and are not carried at fair value. Other assets and liabilities considered financial instruments, including accrued investment income and cash, are generally of a short-term nature. It is assumed that their carrying value approximates fair value.

 FINANCIAL ASSETS

                                                           CARRYING     FAIR
      AT DECEMBER 31, 1996                                  VALUE      VALUE
      --------------------                                ---------- ----------
      Fixed income securities............................ $1,500,783 $1,500,783
      Mortgage loans.....................................     84,657     83,789
      Short-term investments.............................     25,855     25,855
      Policy loans.......................................     25,359     25,359
      Separate Accounts..................................    260,668    260,668
      AT DECEMBER 31, 1995
      --------------------
      Fixed income securities............................ $1,424,893 $1,424,893
      Mortgage loans.....................................     86,394     89,517
      Short-term investments.............................      7,257      7,257
      Policy loans.......................................     22,785     22,785
      Separate Accounts..................................    220,141    220,141

  Carrying value and fair value include the effects of derivative financial instruments where applicable.

  Fair values for fixed income securities are based on quoted market prices where available. Non-quoted securities are valued based on discounted cash flows using current interest rates for similar securities. Mortgage loans are valued based on discounted contractual cash flows. Discount rates are selected using current rates at which similar loans would be made to borrowers with similar characteristics, using similar properties as collateral. Loans that exceed 100% loan-to-value are valued at the estimated fair value of the underlying collateral. Short-term investments are highly liquid investments with maturities of less than one year whose carrying value approximates fair value. The carrying value of policy loans approximates its fair value. Assets of the Separate Accounts are carried in the statements of financial position at fair value.

 FINANCIAL LIABILITIES

                                                              CARRYING   FAIR
      AT DECEMBER 31, 1996                                     VALUE    VALUE
      --------------------                                    -------- --------
      Contractholder funds on investment contracts........... $421,642 $430,696
      Separate Accounts......................................  260,668  260,668
                                                              CARRYING   FAIR
      AT DECEMBER 31, 1995                                     VALUE    VALUE
      --------------------                                    -------- --------
      Contractholder funds on investment contracts........... $366,481 $392,111
      Separate Accounts......................................  220,141  220,141

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

                               ($ IN THOUSANDS)
  The fair value of contractholder funds on investment contracts is based on the terms of the underlying contracts. Reserves on investment contracts with no stated maturities (single premium and flexible premium deferred annuities) are valued at the account balance less surrender charges. The fair value of immediate annuities and annuities without life contingencies with fixed terms is estimated using discounted cash flow calculations based on interest rates currently offered for contracts with similar terms and durations. Separate Accounts liabilities are carried at the fair value of the underlying assets.

 DERIVATIVE FINANCIAL INSTRUMENTS

  The Company primarily uses derivative financial instruments to reduce its exposure to interest rate risk in conjunction with asset/liability management. The Company does not hold or issue these instruments for trading purposes. The following table summarizes the contract or notional amount, credit exposure, fair value and carrying value of the Company's derivative financial instruments:

                                       CONTRACT/NOTIONAL  CREDIT  CARRYING FAIR
      AT DECEMBER 31, 1996                  AMOUNT       EXPOSURE  VALUE   VALUE
      --------------------             ----------------- -------- -------- -----
      Financial futures contracts.....      $ 6,700        $--      $266   $ 56
      AT DECEMBER 31, 1995
      --------------------
      Financial futures contracts.....      $22,900        $--      $576   $--

  The contract or notional amounts are used to calculate the exchange of contractual payments under the agreements and are not representative of the potential for gain or loss on these agreements.

  Credit exposure represents the Company's potential loss if all of the counterparties failed to perform under the contractual terms of the contracts and all collateral, if any, became worthless. This exposure is represented by the fair value of contracts with a positive fair value at the reporting date reduced by the effect, if any, of master netting agreements.

  The Company manages its exposure to credit risk by utilizing highly rated counterparties, establishing risk control limits, executing legally enforceable master netting agreements and obtaining collateral where appropriate. To date, the Company has not incurred any losses on derivative financial instruments due to counterparty nonperformance.

  Fair value is the estimated amount that the Company would receive (pay) to terminate or assign the contracts at the reporting date, thereby taking into account the current unrealized gains or losses of open contracts. Deal and exchange quotes are available for the Company's derivatives.

  Financial futures are commitments to either purchase or sell designated financial instruments at a future date for a specified price or yield. They may be settled in cash or through delivery. As part of its

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

                                ($ IN THOUSANDS)
asset/liability management, the Company generally utilizes futures contracts to manage its market risk related to fixed income securities and anticipatory investment purchases and sales. Futures used as hedges of anticipatory transactions pertain to identified transactions which are probable to occur and are generally completed within ninety days. Futures contracts have limited off-balance-sheet credit risk as they are executed on organized exchanges and require security deposits, as well as the daily cash settlement of margins.

  Market risk is the risk that the Company will incur losses due to adverse changes in market rates and prices. Market risk exists for all of the derivative financial instruments that the Company currently holds, as these instruments may become less valuable due to adverse changes in market conditions. The Company mitigates this risk through established risk limits set by senior management. In addition, the change in the value of the Company's derivative financial instruments designated as hedges are generally offset by the change in the value of the related assets.

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

  Commitments to extend mortgage loans are agreements to lend to a customer provided there is no violation of any condition established in the contract. The Company enters these agreements to commit to future loan fundings at a predetermined interest rate. Commitments generally have fixed expiration dates or other termination clauses. Commitments to extend mortgage loans, which are secured by the underlying properties, are valued based on estimates of fees charged by other institutions to make similar commitments to similar borrowers. At December 31, 1996, the Company had $6,190 in mortgage loan commitments which had a fair value of $62. No such commitments existed at December 31, 1995.

6. INCOME TAXES

  Consolidated federal income tax returns are filed by the Corporation and its eligible subsidiaries, including the Company. Tax liabilities and benefits realized by the consolidated group are allocated as generated by the respective entities.

  Prior to the Distribution, the Corporation and all of its domestic subsidiaries, including the Company, (the "Allstate Group") joined with Sears and its domestic business units (the "Sears Group") in the filing of a consolidated federal income tax return (the "Sears Tax Group") and were parties to a federal income tax allocation agreement (the "Tax Sharing Agreement"). Under the Tax Sharing Agreement, the Company, through the Corporation, paid to or received from the Sears Group the amount, if any, by which the Sears Tax Group's federal income tax liability was affected by virtue of inclusion of the Company in the consolidated federal income tax return. Effectively, this resulted in the Company's annual income tax provision being computed as if the Company filed a separate return, except that items such as net operating losses, capital losses or similar items, which might not be recognized in a separate return, were allocated according to the Tax Sharing Agreement.

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

                                ($ IN THOUSANDS)

  The Allstate Group and Sears Group have entered into an agreement which governs their respective rights and obligations with respect to federal income taxes for all periods prior to the Distribution ("Consolidated Tax Years"). The agreement provides that all Consolidated Tax Years will continue to be governed by the Tax Sharing Agreement with respect to the Company's federal income tax liability.

  The components of the deferred income tax assets and liabilities at December 31, 1996 and 1995 are as follows:

                                                             AT DECEMBER 31,
                                                            ------------------
                                                              1996      1995
                                                            --------  --------
      DEFERRED ASSETS
        Life-contingent contract reserves.................. $ 27,951  $ 25,562
        Difference in tax bases of investments.............      270     1,536
        Loss on disposal of discontinued operations........      375       376
        Other postretirement benefits......................      524       496
        Other assets.......................................    1,789     1,701
                                                            --------  --------
          Total deferred assets............................   30,909    29,671
                                                            --------  --------
      DEFERRED LIABILITIES
        Unrealized net capital gains.......................  (19,844)  (40,069)
        Deferred acquisition costs.........................  (14,020)  (12,655)
        Prepaid commission expense.........................     (717)     (578)
        Other liabilities..................................      (20)      (28)
                                                            --------  --------
          Total deferred liabilities.......................  (34,601)  (53,330)
                                                            --------  --------
          Net deferred liability........................... $ (3,692) $(23,659)
                                                            ========  ========

  The components of income tax expense are as follows:

                                                       YEAR ENDED DECEMBER 31,
                                                       ------------------------
                                                        1996    1995     1994
                                                       ------- -------  -------
      Current......................................... $11,411 $12,588  $15,172
      Deferred........................................     257  (2,677)  (5,993)
                                                       ------- -------  -------
        Total income tax expense...................... $11,668 $ 9,911  $ 9,179
                                                       ======= =======  =======

  The Company paid income taxes of $11,968, $11,000 and $27,682 in 1996, 1995 and 1994, respectively, to the Parent. The Company had an income tax recoverable from the Parent of $105 at December 31, 1996, and an income tax payable of $1,729 at December 31, 1995.

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

                                ($ IN THOUSANDS)
  Prior to January 1, 1984, the Company was entitled to exclude certain amounts from taxable income and accumulate such amounts in a "policyholder surplus" account. The balance in this account at December 31, 1996, approximately $389, will result in taxes payable of $136 if distributed by the Company to the Parent. No provision for taxes has been made as the Company has no plan to distribute amounts from this account. No further additions to the account are allowed under the Tax Reform Act of 1984.

7. STATUTORY FINANCIAL INFORMATION

  The following tables reconcile net income and shareholder's equity as reported herein in conformity with generally accepted accounting principles with statutory net income and capital and surplus, determined in accordance with statutory accounting practices prescribed or permitted by insurance regulatory authorities:

                                                           NET INCOME
                                                     YEAR ENDED DECEMBER 31,
                                                     -------------------------
                                                      1996     1995     1994
                                                     -------  -------  -------
      Balance per generally accepted accounting
       principles..................................  $20,561  $19,522  $18,221
        Deferred acquisition costs.................   (6,859)  (5,537)  (6,850)
        Deferred income taxes......................      257   (2,677)  (5,993)
        Non-admitted assets and statutory reserves.    6,224   12,786    6,900
        Other postretirement and postemployment
         benefits..................................      (34)      71      105
        Other......................................   (2,004)    (965)  (1,442)
                                                     -------  -------  -------
      Balance per statutory accounting practices...  $18,145  $23,200  $10,941
                                                     =======  =======  =======

                                                             SHAREHOLDER'S
                                                                EQUITY
                                                            AT DECEMBER 31,
                                                           ------------------
                                                             1996      1995
                                                           --------  --------
      Balance per generally accepted accounting princi-
       ples............................................... $233,067  $250,067
        Deferred acquisition costs........................  (61,559)  (53,944)
        Deferred income taxes.............................    3,692    23,659
        Unrealized net capital gains......................  (57,102) (114,500)
        Non-admitted assets and statutory reserves........   48,426    43,624
        Other postretirement and postemployment benefits..      968     1,058
        Other.............................................   (2,473)   (1,667)
                                                           --------  --------
      Balance per statutory accounting practices.......... $165,019  $148,297
                                                           ========  ========

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

                               ($ IN THOUSANDS)
 PERMITTED STATUTORY ACCOUNTING PRACTICES

  The Company prepares its statutory financial statements in accordance with accounting principles and practices prescribed or permitted by the New York Department of Insurance. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners, as well as state laws, regulations and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed. The Company does not follow any permitted statutory accounting practices that have a material effect on statutory surplus or risk-based capital.

 DIVIDENDS

  The ability of the Company to pay dividends is dependent on business conditions, income, cash requirements of the Company and other relevant factors. Under New York Insurance Law, a notice of intention to distribute any dividend must be filed with the New York Superintendent of Insurance not less than 30 days prior to the distribution. Such proposed declaration is subject to the Superintendent's disapproval.

8. BENEFIT PLANS

 PENSION PLANS

  Defined benefit pension plans, sponsored by the Corporation, cover domestic full-time employees and certain part-time employees. Benefits under the pension plans are based upon the employee's length of service, average annual compensation and estimated social security retirement benefits. The Corporation's funding policy for the pension plans is to make annual contributions in accordance with accepted actuarial cost methods. The costs to the Company included in net income were $490, $446, and $344 for the pension plans in 1996, 1995 and 1994, respectively.

 POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

  The Corporation provides certain health care and life insurance benefits for retired employees. Qualified employees may become eligible for these benefits if they retire in accordance with the Corporation's established retirement policy and are continuously insured under the Corporation's group plans or other approved plans for 10 or more years prior to retirement. The Corporation shares the cost of the retiree medical benefits with retirees based on years of service with the Corporation's share being subject to a 5% limit on annual medical cost inflation after retirement. The Corporation's postretirement benefit plans currently are not funded. The Corporation has the right to modify or terminate these plans.

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

                  NOTES TO FINANCIAL STATEMENTS--(CONCLUDED)
                               ($ IN THOUSANDS)
 PROFIT SHARING FUND

  Employees of the Corporation and its domestic subsidiaries are also eligible to become members of The Savings and Profit Sharing Fund of Allstate Employees ("Allstate Plan"). The Corporation contributions are based on the Corporation's matching obligation and performance. The Allstate Plan includes an Employee Stock Ownership Plan ("Allstate ESOP") to pre-fund a portion of the Corporation's anticipated contribution. The Allstate Plan and the Allstate ESOP split from The Savings and Profit Sharing Fund of Sears Employees ("Sears Plan") on the date of the Distribution. In connection with this, the Corporation paid Sears $327 million, and in return received a note from the Allstate ESOP for a like principal amount and 50% of the unallocated shares. The Corporation will make contributions to the Allstate ESOP annually in the amount necessary to allow the Allstate ESOP to fund interest and principal payments on the note after considering the dividends paid on ESOP shares, which are available for debt service. The Company's defined contribution to the Allstate Plan was $111 and $141 in 1996 and 1995, respectively. The cost to the Company prior to the Distribution and the split from the Sears Plan was $123 in 1994.

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

                            SCHEDULE IV--REINSURANCE
                                ($ IN THOUSANDS)

                                                   GROSS                NET
YEAR ENDED DECEMBER 31, 1996                       AMOUNT    CEDED     AMOUNT
----------------------------                     ---------- -------- ----------
Life insurance in force......................... $9,962,300 $553,628 $9,408,672
                                                 ========== ======== ==========
Premiums and contract charges:
  Life and annuities............................ $  114,296 $  1,398 $  112,898
  Accident and health...........................      5,044      834      4,210
                                                 ---------- -------- ----------
                                                 $  119,340 $  2,232 $  117,108
                                                 ========== ======== ==========
                                                   GROSS                NET
YEAR ENDED DECEMBER 31, 1995                       AMOUNT    CEDED     AMOUNT
----------------------------                     ---------- -------- ----------
Life insurance in force......................... $8,513,295 $398,025 $8,115,270
                                                 ========== ======== ==========
Premiums and contract charges:
  Life and annuities............................ $  146,732 $  1,246 $  145,486
  Accident and health...........................      3,731      901      2,830
                                                 ---------- -------- ----------
                                                 $  150,463 $  2,147 $  148,316
                                                 ========== ======== ==========
                                                   GROSS                NET
YEAR ENDED DECEMBER 31, 1994                       AMOUNT    CEDED     AMOUNT
----------------------------                     ---------- -------- ----------
Life insurance in force......................... $7,598,374 $321,623 $7,276,751
                                                 ========== ======== ==========
Premiums and contract charges:
  Life and annuities............................ $   87,562 $  1,193 $   86,369
  Accident and health...........................      3,276    1,005      2,271
                                                 ---------- -------- ----------
                                                 $   90,838 $  2,198 $   88,640
                                                 ========== ======== ==========

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

                 SCHEDULE V--VALUATION AND QUALIFYING ACCOUNTS
                                ($ IN THOUSANDS)

                                    BALANCE AT CHARGED TO            BALANCE AT
                                    BEGINNING  COSTS AND               END OF
DESCRIPTION                         OF PERIOD   EXPENSES  DEDUCTIONS   PERIOD
-----------                         ---------- ---------- ---------- ----------
Year Ended December 31, 1996
  Allowance for estimated losses on
   mortgage loans..................   $1,952     $  207     $1,934     $  225
Year Ended December 31, 1995
  Allowance for estimated losses on
   mortgage loans..................   $1,179     $2,170     $1,397     $1,952
Year Ended December 31, 1994
  Allowance for estimated losses on
   mortgage loans..................   $2,297     $  667     $1,785     $1,179

                                   APPENDIX A
                           MARKET VALUE ADJUSTMENT 1

  The Market Value Adjustment is based on the following:

  I= the effective annual Interest Crediting Rate for that Guarantee Period;

  N = the number of complete days from the withdrawal to the end of the Guarantee Period; and

  J= the current initial or current renewal interest rate credited for a withdrawal from an initial or renewal guarantee period, respectively, on the date the withdrawal request is received for a Guarantee Period of duration N. If a Guarantee Period of duration N is not currently being offered, J will be determined by linear interpolation (weighted average) between the two nearest periods being offered. If N is less than or equal to 365 days, J will be the rate for a Guarantee Period of duration 365.

  For any withdrawal, if J is not available, J will be equal to the most recent Moody's Corporate Bond Yield Average--Monthly Average Corporates (for the applicable duration) as published by Moody's Investor Services, Inc. In the event that the Moody's Corporate Bond Yield Average--Monthly Average Corporates is no longer available, a suitable replacement index, subject to the approval of the New York Insurance Department, would be utilized.

  The Market Value Adjustment factor is determined from the following formula:

  [.9 x (I-J) x (N/365)].

The amount withdrawn less any applicable Preferred Withdrawal Amount will be multiplied by the Market Value Adjustment factor to determine the Market Value Adjustment.

                                  ILLUSTRATION

                       EXAMPLE OF MARKET VALUE ADJUSTMENT

  Purchase Payment: ..................................................   $10,000
  Guarantee Period: ..................................................   5 years
  Interest Rate: .....................................................   4.50%

Full Surrender: ......................................... End of Contract Year 3

  NOTE: This illustration assumes that premium taxes were not applicable.

  EXAMPLE 1: (Assumes declining interest rates)

  Step 1: Calculate Account Value at End of Contract Year 3.

                          = 10,000.00 X (1.045)/3/ = $11,411.66

Step 2: Calculate The Amount Withdrawn in Excess of the Preferred Withdrawal Amount.

Amount Withdrawn: 11,411.66
Preferred Withdrawal Amount: .10 X 10,000.00 = 1,000.00
Amount Withdrawn in Excess of the Preferred Withdrawal Amount:

                          = 11,411.66 - 1,000.00 = $10,411.66

Step 3: Calculate the Withdrawal Charge.

 .0225 (represents 1/2 of interest crediting rate of .045) X 10,411.66 = $234.26

Step 4: Calculate the Market Value Adjustment.

I = 4.50%

J = 4.20%

N = 730 days

Market Value Adjustment Factor: .9 X (I - J) X (N/365)

                          = .9 X (.045 - .042) X (730/365) = .0054

Market Value Adjustment = Factor X Amount in Excess of Preferred Withdrawal Amount.

                          = .0054 X 10,411.66 = $56.22

Step 5: Calculate The Net Surrender Value at End of Contract Year 3.

                          11,411.66 - 234.26 + 56.22 = $11,233.62

EXAMPLE 2: (Assumes rising interest rates)

Step 1: Calculate Account Value at End of Contract Year 3.

                          = 10,000.00 X (1.045)/3/ = $11,411.66

Step 2: Calculate The Amount Withdrawn in Excess of the Preferred Withdrawal Amount.

Amount Withdrawn: 11,411.66

Preferred Withdrawal Amount: .10 X 10,000.00 = 1,000.00
Amount Withdrawn in Excess of the Preferred Withdrawal Amount:

                          = 11,411.66 - 1,000.00 = $10,411.66

Step 3: Calculate the Withdrawal Charge.

                          .0225 X 10,411.66 = $234.26

Step 4: Calculate the Market Value Adjustment.

I = 4.50%

J = 4.80%

N = 730 days

Market Value Adjustment Factor: .9 X (I - J) X (N/365)

                          = .9 X (.045 - .048) X (730/365) = -.0054

Market Value Adjustment = Factor X Amount in Excess of Preferred Withdrawal Amount.

                          = -.0054 X 10,411.66 = --$56.22


Step 5: Calculate The Net Surrender Value at End of Contract Year 3.

                          11,411.66 - 234.26 - 56.22 = $11,121.18

                                    PART II

                    Information Not Required In Prospectus

Item 13.     Other Expenses of Issuance and Distribution.

             Pursuant to Item 511 of Regulation S-K, the Registrant hereby represents that the following expenses totaling approximately $24,500 will be incurred or are anticipated to be incurred in connection with the issuance and distribution of the securities to be registered: registration fees -$ 0; cost of printing and engraving - $19,000; legal fees - $5,000; and accounting fees - $500. All amounts are estimated.

Item 14.     Indemnification of Directors and Officers.

             Incorporated herein by reference to the previously filed Form S-1 Registration Statement of Allstate Life Insurance Company of New York, File No. 33-47245.

Item 15.     Recent Sales of Unregistered Securities.

             Not applicable.

Item 16.     Exhibits and Financial Statement Schedules.
Exhibit No.  Description
-----------  -----------

(1)          Underwriting Agreement*
(2)          Not Applicable
(3)          (i) Certificate of Incorporation**
             (ii) By-Laws**
(4) Allstate Life Insurance Company of New York Single Premium Deferred Annuity Contract and Application
(5)          Opinion of General Counsel re: Legality
(6)          Not Applicable
(7)          Not Applicable
(8)          Not Applicable
(9)          Not Applicable
(10) Reinsurance Agreement between Allstate Life Insurance Company of New York and Allstate Life Insurance Company
(11)         Not Applicable
(12)         Not Applicable
(14)         Not Applicable
(15)         Not Applicable
(16)         Not Applicable
(21)         Not Applicable
(23)(a)      Consent of Independent Public Accountants
(23)(b)      Consent of Attorneys
(24)         Powers of Attorney
(25)         Not Applicable
(26)         Not Applicable
(27)         Financial Data Schedule***
(28)         Not Applicable
(99)         Form of Resolution of Board of Directors


* Previously filed with Form S-1 Registration Statement, File No. 33-47245 dated April 15, 1992.

** Previously filed in Form N-4 Registration Statement No 33-65381 dated September 20, 1996.

*** Previously filed in Registrant's Form 10-K filed on March 31, 1997.

Item 17.     Undertakings.

             The undersigned registrant, Allstate Life Insurance Company of New York, hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any Prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, Allstate Life Insurance Company of New York, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, and its seal to be hereunto affixed and attested, all in the Township of Northfield, State of Illinois, on the 26th of March, 1997.

                                     ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                                     (Registrant)

                                     By: /s/ MICHAEL J. VELOTTA
                                        -----------------------
                                             Michael J. Velotta
                                             Vice President, Secretary
                                              and General Counsel

(SEAL)
      Attest: /s/ BRENDA D. SNEED
             --------------------
                  Brenda D. Sneed
                  Assistant Vice President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following Directors and Officers of Allstate Life Insurance Company of New York on this 26th of March, 1997.



      SIGNATURE                            TITLE
      ---------                            -----

**/LOUIS G. LOWER II              President and Chairman of the Board of
--------------------               Directors
   Louis G. Lower II               (Principal Executive Officer)

/s/ MICHAEL J. VELOTTA            Vice President, Secretary,
----------------------             General Counsel and Director
    Michael J. Velotta

 */SHARMAINE M. MILLER            Chief Administrative Officer
----------------------             and Director
   Sharmaine M. Miller

 */PETER H. HECKMAN               Vice President
-------------------
   Peter H. Heckman

 */KAREN C. GARDNER               Vice President
-------------------
   Karen C. Gardner

 */THOMAS A. MCAVITY              Vice President
--------------------
   Thomas A. McAvity

**/TIMOTHY H. PLOHG               Vice President and Director
-------------------
   Timothy H. Plohg

 */KEVIN R. SLAWIN                Vice President and Director
------------------                 (Principal Financial Officer)
   Kevin R. Slawin

**/MARCIA D. ALAZRAKI             Director
---------------------
   Marcia D. Alazraki

**/JOSEPH F. CARLINO              Director
--------------------
   Joseph F. Carlino

**/CLEVELAND JOHNSON JR.          Director
------------------------
   Cleveland Johnson Jr.

**/PHILLIP E. LAWSON              Director
--------------------
   Phillip E. Lawson

**/GERARD F. MCDERMOTT            Director
----------------------
   Gerard F. McDermott

**/JOSEPH P. MCFADDEN             Director
---------------------
   Joseph P. McFadden

**/JOHN R. RABEN, JR.             Director
---------------------
   John R. Raben, Jr.

**/THEODORE A. SCHNELL            Director
---------------------
  Theodore A. Schnell

**/SALLY A. SLACKE                Director
------------------
   Sally A. Slacke

**/JAMES P. ZILS                  Treasurer
---------------
  James P. Zils

**/CASEY J. SYLLA                 Chief Investment Officer
----------------
  Casey J. Sylla

 */KEITH A. HAUSCHILDT            Assistant Vice President
----------------------             and Controller
   Keith A. Hauschildt            (Chief Accounting Officer)



*/ By Michael J. Velotta, pursuant to Power of Attorney filed herewith. **/ By Michael J. Velotta, pursuant to Power of Attorney previously filed.

                               INDEX TO EXHIBITS

The following exhibits are filed herewith:

(1)          Underwriting Agreement*
(2)          Not Applicable
(3)          (i) Certificate of Incorporation**
             (ii) By-Laws**
(4) Allstate Life Insurance Company of New York Single Premium Deferred Annuity Contract and Application
(5)          Opinion of General Counsel re: Legality
(6)          Not Applicable
(7)          Not Applicable
(8)          Not Applicable
(9)          Not Applicable
(10) Reinsurance Agreement between Allstate Life Insurance Company of New York and Allstate Life Insurance Company
(11)         Not Applicable
(12)         Not Applicable
(14)         Not Applicable
(15)         Not Applicable
(16)         Not Applicable
(21)         Not Applicable
(23)(a)      Consent of Independent Public Accountants
(23)(b)      Consent of Attorneys
(24)         Powers of Attorney
(25)         Not Applicable
(26)         Not Applicable
(27)         Financial Data Schedule***
(28)         Not Applicable
(99)         Form of Resolution of Board of Directors


* Previously filed in Form S-1 Registration Statement, File No. 33-47245 dated April 15, 1992.
** Previously filed in Form N-4 Registration Statement, File No. 33-65381 dated September 20, 1996.

*** Previously filed in Registrant's Form 10-K filed on March 31, 1997.